As Filed with the Securities and Exchange Commission on July 2, 1998
                                                  Registration No. ____________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    --------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 --------------

                        Metropolitan Health Network, Inc.
             (Exact name of registrant as specified in its charter)

              Florida                                        65-0635748
     (State or other jurisdiction of                      (I.R.S. Employer
     incorporation or organization)                      Identification No.)

                       5100 Town Center Circle, Suite 560
                            Boca Raton, Florida 33486
                                 (561) 416-9484
                  ---------------------------------------------
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)
                             ---------------------
                                Noel J. Guillama
                             Chief Executive Officer
                       5100 Town Center Circle, Suite 560
                            Boca Raton, Florida 33486
                                 (561) 416-9484
                  ---------------------------------------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                             Roxanne K. Beilly, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                         Fort Lauderdale, Florida 33301
                                 (954) 763-1200
                  ---------------------------------------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                                            Proposed           Proposed
                                                            Maximum            Maximum
Title of                               Amount               Offering           Aggregate        Amount of
Shares to be                           to be                Price Per          Offering         Registration
Registered                             Registered (1)       Share (2)          Price (2)        Fee
-------------                          --------------       ----------         ------------     ------------
Common Stock, $.001 par value
per share reserved for issuance
upon conversion of Series A
Preferred Stock                           427,100              $2.97          $1,268,487          $374.20

Common Stock, $.001 par value
per share reserved for issuance
upon conversion of Series B
Preferred Stock                           915,200              $2.97          $2,718,144          $801.85

Common Stock reserved for
issuance upon exercise of Common
Stock Purchase Warrants                   120,000              $4.00            $480,000          $141.60

Common Stock reserved for
issuance upon exercise of Common
Stock Purchase Warrants                   120,000              $5.00            $600,000          $177.00


Total                                   1,582,300                             $5,066,631        $1,494.65

         (1) Shares of Common Stock which may be offered pursuant to this Registration Statement consist of 427,100 shares issuable upon conversion of Series A Convertible Preferred Stock, 915,200 shares issuable upon conversion of Series B Convertible Preferred Stock and 240,000 shares issuable upon exercise of Warrants. For purposes of estimating the number of shares of Common Stock to be included in this Registration Statement, the Company calculated 200% of the number of shares of Common Stock issuable in connection with the conversion of the Company's Series A Convertible Preferred Stock (based on a conversion price of $2.54 which is 85% of the average closing bid price of the Common Stock reported on the NASDAQ SmallCap Market for the ten (10) trading days ending June 26, 1998), the conversion of the Company's Series B Convertible Preferred Stock (based on a conversion price of $2.65 which is 90% of the average of the two (2) lowest closing bid prices of the Common Stock ^ for the twelve (12) consecutive trading days immediately preceding the date of conversion. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and the Warrants, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions (including floating rate conversion prices) in accordance with Rule 416.

         (2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low sale price for the Common Stock, $.001 par value per share (the "Common Stock"), as reported on the Nasdaq SmallCap Market at June 29, 1998.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                    Subject to Completion, dated July 2, 1998

PROSPECTUS
                                1,582,300 Shares

                       METROPOLITAN HEALTH NETWORKS, INC.

         This Prospectus ("Prospectus") relates to the offer and sale of up to 1,582,300 shares of Common Stock, par value $.001 per share ("Common Stock" or "Shares") of Metropolitan Health Networks, Inc. (the "Company") by certain shareholders of the Company (the "Selling Security Holders"). Of the shares of Common Stock offered hereby (i) 427,100 Shares are issuable upon conversion of 5,000 shares of the Company's Series A 10% Convertible Cumulative Preferred Stock (the "Series A Preferred Stock") held by Selling Security Holders; (ii) 915,200 Shares upon conversion of the Company's Series B 5% Convertible Preferred Stock ("Series B Preferred Stock") held by Selling Security Holders; and (iii) 240,000 Shares upon exercise of Common Stock Purchase Warrants (the "Warrants") issued to the holder of the Company's Series B Preferred Stock.

         The shares of Common Stock will be issued upon conversion of the Series A Preferred Stock and Series B Preferred Stock at prices below the current market price of the Common Stock. The conversion price for the Series A Preferred Stock is equal to the lower of (i) 85% of the average closing bid price for the ten (10) consecutive trading days immediately preceding the date of conversion; or (ii) $6.00. The conversion price for the Series B Preferred Stock is equal to the lower of (i) 90% of the average of the two closing bid prices for the twelve (12) consecutive trading days immediately preceding the date of conversion; or (ii) $4.00. See "Selling Security Holders" and "Description of Securities."

         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. POTENTIAL PURCHASERS SHOULD NOT INVEST IN THESE SECURITIES UNLESS THEY CAN AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" AT PAGES ____ THROUGH _____.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is______________, 1998.

         Accordingly, the actual number of shares of Common Stock issued to the Selling Security Holders and sold hereby will depend upon the market price of the Common Stock at the time of conversion of the Preferred Stock. Accordingly, this Prospectus covers the resale in accordance with Rule 416 under the Securities Act of 1933 (the "Act") of such presently indeterminate number of additional shares as may be issuable upon conversion of the Preferred Stock based on fluctuations in the conversion price of such securities.

         The Company believes that the number of shares of Common Stock to which this Prospectus relates should be the maximum number of shares of Common Stock that are likely to be issued to the Selling Security Holders and sold hereby.

         The Company has been advised by the Selling Security Holders that they may sell all or a portion of the Shares offered hereby from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and that such shares will be sold at market prices prevailing at the time of such sales or at negotiated prices. The Company will not receive any of the proceeds from the sale of the Shares offered hereby except upon exercise of the Warrants. Usual and customary or specifically negotiated brokerage fees and commissions may be paid by the Selling Security Holders. In connection with such sales, the Selling Security Holders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act of 1933. See "Use of Proceeds" and "Selling Security Holders."

         The Common Stock and the Warrants are quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbols "MDPA" and "MDPAW". On June 29, 1998, the closing price on NASDAQ for the Common Stock was $3.00 and the closing price for the Warrants was $0.31.

         Expenses of this offering, other than fees and expenses of counsel to the Selling Security Holders and selling commissions, will be borne by the Company. The Company will pay all offering expenses for the offering, estimated at approximately $12,500 including (i) legal fees and expenses ($6,500); (ii) accounting fees and expenses ($1,000); (iii) printing expenses ($3,000); and
(iv) miscellaneous expenses ($2,000), but will not pay any discounts or commissions incurred by selling stockholders in connection with the sale of their shares of Common Stock.

         The Company has informed the Selling Security Holders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market and has furnished each of the Selling Security Holders with a copy of these rules. The Company has also informed the Selling Security Holders of the need for delivery of copies of this Prospectus in connection with any sale of securities registered hereunder.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http//www.sec.gov.

         The Company has filed with the Commission a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the resale of the securities described herein. This Prospectus, which is part of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

                                TABLE OF CONTENTS
                                -----------------
                                                                           Page
                                                                           ----
AVAILABLE INFORMATION............................................              3

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE................              5

RISK FACTORS.....................................................              6

USE OF PROCEEDS..................................................             19

BUSINESS.........................................................             20

SELLING SECURITY HOLDERS ........................................             38

PLAN OF DISTRIBUTION.............................................             44

DESCRIPTION OF SECURITIES........................................             45

LEGAL MATTERS....................................................             55

EXPERTS..........................................................             55

INDEMNIFICATION..................................................             56

         The Common Stock and Warrants are traded on the NASDAQ SmallCap Market under the symbols "MDPA" and "MDPAW" respectively. The low and high prices of the Common Stock as reported on the NASDAQ on June 29, 1998 were $2.94 and $3.06, per share, respectively. The low and high prices of the Warrants as reported on the NASDAQ on June 29, 1998 were $.31 and $.31 per Warrant, respectively.

         No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling stockholders.

         THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

         The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Securities and Exchange Commission.

         The Company has previously and in the future intends to furnish its shareholders with annual reports containing audited financial statements and distributes quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed with the Commission are incorporated herein by reference:

         (a) Annual Report of the Company on Form 10-KSB for the fiscal year ended June 30, 1997.

         (b) Quarterly Reports of the Company on Form 10-QSB for the quarters ended September 30, 1997, December 31, 1997 and March 31, 1998.

         (c) The Company's current reports on Form 8-K, and amendments thereto, filed March 26, 1997, May 27, 1997, August 21, 1997, October 20, 1997, March 9, 1998, April 17, 1998, May 8, 1998
                  and June 16, 1998.

         (d) All reports and documents filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Metropolitan Health Networks, Inc. at the

Company's principal executive office, 5100 Town Center Circle, Suite 560 Boca Raton, Florida 33486, Telephone (561) 416-9484, Facsimile (561) 416-9487.

                                  RISK FACTORS


THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY THOSE PERSONS ABLE TO LOSE THEIR ENTIRE INVESTMENT SHOULD PURCHASE THESE SECURITIES. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY READ THIS PROSPECTUS AND CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS: LIMITED OPERATING HISTORY; LOSS FROM OPERATIONS

Risks Related to the Company's Acquisition Strategy

         The Company's strategy is to increase its revenue and the markets it serves through the acquisition of, and additional acquisition of, physician care practices ("Physician Practices") and laboratories, pharmacies, and diagnostic and rehabilitative centers ("Ancillary Services"). There can be no assurance that the Company will be able to identify, acquire or profitably manage additional companies or successfully integrate the operations of additional companies into those of the Company without encountering substantial costs, delays or other problems. In addition, there can be no assurance that companies acquired in the future will achieve profitability that justify the Company's investment in them or that acquired companies will not have unknown liabilities that could materially adversely affect the Company's results of operations or financial condition. The Company may compete for acquisition and expansion opportunities with companies that have greater resources than the Company. There can be no assurance that suitable acquisition candidates will continue to be available, that financing for acquisitions will be obtainable on terms acceptable to the Company, that acquisitions can be consummated or that acquired businesses can be integrated successfully and profitably into the Company operations. Further, the Company's results of operations in fiscal quarters immediately following a material acquisition may be materially adversely effected while the Company integrates the acquired business into its existing operations. The Company may acquire certain businesses that have either been unprofitable or that have had inconsistent profitability prior to their acquisition. An inability of the Company to improve the profitability of these acquired businesses could have a material adverse effect on the Company. Finally, the Company's acquisition strategy places significant demands on the Company's resources and there can be no assurance that the Company's management and operational systems and structure can be expanded to effectively support the Company's continued acquisition strategy. If the Company is unable to implement successfully its acquisition strategy, this inability may have a material adverse effect on the Company's business, results of operations or financial condition.

Dependence on Management to Integrate the Acquisitions and Ability to Manage Growth

         The business strategy of the Company involves growth through acquisition, internal development and integration of the individual components in order to form a provider network. The Company is subject to various risks associated with its growth strategy, including the risk that it will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired healthcare providers.

         The Company has completed acquisitions and is still in the process of integrating those acquired businesses. While the business plans of these acquired companies are similar, their histories, geographical location, business models and business cultures are different in many respects. The directors and senior management of the Company face a significant challenge in their efforts to integrate the businesses of the Company and the acquired companies or assets and effectively manage the continued growth of the Company and historically experienced by each of the acquired companies or assets separately. While management of the Company believes that the diverse experience of the Company and the acquired companies will strengthen the Company, there can be no assurance that management's efforts to integrate the operations of the companies will be successful, that management can manage the Company's growth or that the anticipated benefits of the acquired companies or assets will be fully realized. The dedication of management resources to such efforts may detract attention from the day-to-day business of the Company. There can be no assurance that there will not be substantial costs associated with such activities or the success of integration efforts, which could have a material adverse effect on the Company's operating results.

         The profitability of the Company is largely dependent on its ability to develop and integrate networks of healthcare providers to manage and control costs in order to realize economies of scale. The Company's operating results could be adversely affected in the event it incurs costs associated with developing networks without generating sufficient revenues from such networks.

         The Company's current and anticipated future expansion has placed, and will continue to place, significant demands on the management, operational and financial resources of the Company. The Company will need to continue to augment its management and operational systems to support growth both within its vertical as well as its horizontal components. There can be no assurance that the Company will be able to manage its expanded operations effectively.

Absence of Substantial Profitability; Accumulated Deficit; Prior Loss; Future Operating Results

         Although the Company has achieved increased levels of revenues for the year ended June 30, 1997 and nine months ended March 31, 1998, the Company has only achieved limited profitability. For the year ended June 30, 1997 and nine months ended March 31, 1998, the Company incurred losses of $1,619,000 and $2,434,000, respectively. The Company's operating expenses have increased and can be expected to increase significantly in connection with the Company's proposed expansion and, accordingly, the Company's future profitability may depend on corresponding increases in revenues from operations. Future events, including unanticipated expenses, increased competition or changes in government regulation, could have an adverse affect on the Company's operating margins and results of operations. As a result of the Company's losses from operations, together with the costs associated with restructuring, the Company may experience liquidity and cash flow problems if they are not able to raise additional capital in the immediate future. There can be no assurance that the Company's rate of revenue growth will continue in the future or that the Company's future operations will be profitable.

Need for Additional Financing

         The Company currently intends to effect future acquisitions with cash, promissory notes and future issuances of debt or equity securities. There can be no assurance that the Company will be able to obtain financing if and when it is needed on terms the Company deems acceptable. The inability of the Company to obtain financing would have a material adverse effect on the Company's ability to implement its acquisition strategy, and as a result, could require the Company to diminish or suspend its acquisition strategy.

Dependence on HMO Agreements; Capitated Nature of Revenues; Control of Health Care Costs

         The Company has a portion of its revenues derived from agreements with Health Management Organizations ("HMOs") that provide for the receipt of capitated fees. Capitated fees are negotiated fees that stipulate a specific dollar amount or a percentage of total premium collected by an insurer or payor source to cover the partial or complete healthcare services deliveries to a person. The fees are determined on a per capita basis paid monthly by managed care organizations. HMO enrollees may come from the integration or acquisition of healthcare providing entities, additional affiliated physicians and acquire and increase enrollment in HMOs currently contracting with the Company through its Physician Practices and Ancillary Services or from agreements with new HMOs. The Company intends to enter into HMO agreements which generally will be for one-year terms and subject to annual negotiation of rates, covered benefits and other terms and conditions. HMO agreements are often negotiated and executed in arrears.

There can be no assurance that such agreements will be entered into, renewed or, if entered into and/or renewed, that they will contain these favorable reimbursement terms to the Company and its affiliated providers. There can be no assurance that the Company will be successful in identifying, acquiring and integrating HMO entities or in increasing the number of HMO enrollees. Once acquired a decline in enrollees in HMOs could also have a material adverse effect on the Company's profitability.

         Under the HMO agreements, the Company, through its affiliated providers, will generally be responsible for the provision of all covered hospital benefits, as well as outpatient benefits, regardless of whether the affiliated providers directly provide the healthcare services associated with the covered benefits. To the extent that enrollees require more care than is anticipated or require supplemental healthcare which is not otherwise reimbursed by the HMO, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. If revenue is insufficient to cover costs, the Company's operating results could be adversely affected. As a result, the success of the Company will depend in large part on the effective management of health care costs through various methods, including utilization management, competitive pricing for purchased services and favorable agreements with payers. Recently, many providers, including the Company, have experienced pricing pressures with respect to negotiations with HMOs. In addition, employer groups are becoming increasingly successful in negotiating reductions in the growth of premiums paid for their employees' health insurance, which tends to depress the reimbursement for health care services. At the same time, employer groups are demanding higher accountability from payers and providers of health care services with respect to measurable accessibility, quality and service. If these trends continue, the cost of providing healthcare services could increase while the level of reimbursement could grow at a significant lower rate. There can be no assurance that these pricing pressures will not have a material adverse effect on the operating results of the Company. Changes in health care practices, inflation, new technologies, major epidemics, natural disasters and numerous other factors affecting the delivery and cost of health care are beyond the control of the Company and may adversely affect its operating results.

         The Company currently has discounted fees for service arrangements with managed care companies. In all cases they are either negotiated flat, mutually agreed upon rates for covered services, usually providing for a discount of 30% from usual and customary charges, or provide for payment at a percentage of Medicare allowable rates (ranging from 60% to 150%). The Company is receiving approximately 30% in revenues from managed care agreements.

         Under HMO agreements, the Company is frequently responsible for the provision of all covered hospital benefits regardless of whether it is responsible for provision of the hospital services associated with the covered benefits. The Company is currently not providing any full hospital covered benefits under its managed care agreements. However, the Company anticipates in the normal course of business to enter into such arrangements in the future. In connection with hospital covered benefits, the Company will enter into a per diem arrangement with a hospital or hospital chain whereby the Company would pay the hospital service provider a flat per diem fee, for which the hospital would provide all hospital directed services for a single per diem fee. This can range by the type of service the patient requires. These fees can range from $400 per day to $2,000 or more per day. In some cases the Company would be required to pay usual and customary hospital charges if a capitated patient is seen or admitted in a hospital not under contract to the Company. The Company intends to contract with a number of hospitals to provide covered services to HMO enrollees who have been assigned to the physician practices affiliated with the Company. The Company expects to seek additional hospital providers to provide covered services to HMO enrollees assigned to its affiliated physicians. To the extent that enrollees require more care than is anticipated or require supplemental care that is not otherwise reimbursed by the HMOs, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. If such revenue is insufficient, the Company's operating results could be adversely affected.

         The HMO agreements often contain shared-risk provisions under which additional revenue can be earned or economic penalties can be incurred based upon the utilization of hospital physicians and ancillary services by HMO enrollees. These estimates are based upon resource consumption, utilization and associated costs incurred by HMO enrollees compared to budgeted costs. Differences between actual contract settlements and amounts estimated as receivable or payable relating to HMO risk-sharing arrangements are generally reconciled annually, which may cause fluctuations from amounts previously accrued. See "Business".

Reductions in Third-Party Reimbursement

         Healthcare providers that render services on a fee-for-service basis (as opposed to a capitated plan), typically submit bills for healthcare services provided to various third-party payers, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for the health care services provided to their patients. A significant portion of the revenue of the Company is derived from payments made by these third-party payers. These third-party payers increasingly are negotiating the prices charged for healthcare services, with the goal of lowering reimbursement and utilization rates. The success of the Company therefore depends in large part on the effective management of health care costs, including controlling utilization of specialty care physicians and other ancillary providers and purchasing services from third-party providers at competitive prices. There can be no assurance that payments under governmental programs or from other third-party payers will remain at present levels. In addition, third-party payers can deny reimbursement if they determine that treatment was not performed in accordance with the cost-effective treatment methods established by such payers, was experimental or for other reasons. Any loss of revenues by the affiliated physicians caused by this trend in the health care industry toward cost containment and oversight could have a material adverse effect on the Company's operating results. For the period of September, 1997 through May, 1998, third party reimbursements accounted for approximately 88% of total revenues, consisting of; private insurance 34%, managed care (fee for service) 24%, Medicare 23%, Workers Compensation 6% and Medicaid 1%.

Risks Associated with Development of Management Information Systems; Dependence on Major Supplier for Management Information Systems

         The Company's management information systems are important components of the business and are becoming a more significant factor in the Company's ability to remain competitive. The Company already possesses a physician billing and collection system. In addition, in order to address the needs associated with its expansion into the primary care capitated environment, the Company is participating in the development of an integrated management information system. This system is designed to provide centralized billing, permit the review of a patient's electronic medical records and information on practice guidelines, monitor utilization, and measure patient satisfaction and outcomes of care. The development and implementation of such systems involve the risk of unanticipated delay and expense, and there can be no assurance that the Company will be successful in implementing the integrated management information system. Any significant delay or increase in expense associated with the development of this integrated management information system could have a material adverse effect on the Company's business. The Company's primary supplier and developmental partner for the management information system is Companion Technologies of Florida. The Company has committed an aggregate of approximately $500,000 to the development, installation and implementation of the main components of this management system. See "Business--Management Information System." The Company further expects to allocate an additional $500,000 over the next two (2) years to complete the management information system which funds the Company anticipates will be generated from cash flow or lease payments, however, no assurances can be given that such funds will be available or that the Company will be successful in the development of the system. The Company expects to continue committing capital and resources towards its management system.

Exposure to Professional Liability; Liability Insurance

         In recent years, physicians, hospitals and other providers in the health care industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. The Company maintains professional liability insurance coverage, on a claim basis, for entities and individuals, owned or employed by the Company, in amounts that exceed the requirements as mandated by the State of Florida but which may not be adequate to protect the Company's assets. The amount of professional coverage liability coverage carried by the physicians and/or their practices exceed the requirements as mandated by the State of Florida and adequately cover the Company's exposure at present. The Company currently has a Master Professional Liability Policy at limits of $5,000,000. No assurances can be made, however, that such amounts are sufficient or that coverage will be available in the future.

Concentration of Customers

         The combined facilities owned and proposed to be purchased by the Company have a cumulative dependency on federal Medicare payments. Federal Medicare payments account for approximately 15% of the Company's combined revenues. This translates individually from a minimum of 2% to a maximum of approximately 50% per facility. The Company additionally received approximately 25% from private insurance, 28% from agreements with managed care (fee for service), 13% from managed care capitated contracts, 5% direct patient payment, 2% from workers compensation, 15% from personal injury and 1% from Medicaid, account for the Company's combined revenues. No other individual payor accounts for more than 9.9% of the combined revenues of the Company.

Competition

         The demand for physicians and other health care professionals presently exceeds the supply of qualified personnel. As a result, the Company experiences competitive pressures for the recruitment and retention of qualified physicians and other health care professionals to deliver their services. The Company's future success depends on its ability to continue to recruit and retain qualified physicians and other health care professionals to serve as employees or independent contractors of the Company and its affiliates. There can be no assurance that the Company will be able to recruit or retain a sufficient number of competent physicians and other health care professionals to continue to expand its operations.

         The Company expects and will receive substantial competition from substantially larger companies that will seek to purchase or manage physician practices, as well as competition from companies that specialize in Ancillary Services, most of which are substantially larger with access to virtually unlimited amounts of capital to make such acquisitions. The Company has and will experience substantial additional competition from both not-for-profit and for-profit hospitals in South Florida, both for the acquisition of physical practices and for providing Ancillary Services.

Government Regulation

         Federal and state laws regulate the relationships among providers of health care services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes and the Florida Patient Brokering Law of 1996, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for recommendation, leasing, arranging, ordering or purchasing of Medicare or Medicaid covered services, as well as laws that impose significant penalties for false or improper billings for physician services. These laws also impose restrictions on physicians' referrals for designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil money penalties, imprisonment, and exclusion from participation in the Medicare and Medicaid programs. Such exclusion and penalties, if applied to the Company and its affiliated physicians and ancillaries, could result in significant loss of reimbursement and material adverse impact on the Company's business.

         The Company believes its operations as currently conducted are in material compliance with existing applicable laws, however, there can be no assurance that the existing organization of the Company and its contractual arrangements with affiliated physicians will not be successfully challenged or that the enforceability of the provisions of such arrangements, including non-competition agreements, will not be limited. There can be no assurance that review of the business of the Company and its affiliates by courts or regulatory authorities will not result in a determination that could adversely affect their operations or that the health care regulatory environment will not change so as to restrict existing operations or expansion of the Company and its affiliates. In the event of action by any regulatory authority limiting or prohibiting the Company or its affiliates from carrying on its business or from expanding the operations of the Company to certain jurisdictions, the Company may be required to make structural and organizational modifications of such organization or arrangements. While the Company believes it will be able to restructure in accordance with applicable laws and regulations, if required, the Company cannot assure that such restructuring in all cases will be possible or would not have a material adverse effect on the Company. See "Business."

Health Care Reform

         As a result of the continued escalation of health care costs and the inability of many individuals to obtain health insurance, numerous proposals have been or may be introduced in the U.S. Congress and state legislatures relating to health care reform. There can be no assurance as to the ultimate content, timing or effect of any health care reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material to the Company, its operations and profitability.

Related Party Transactions and Potential Conflicts of Interest

         The Company has entered into transactions and may do so in the future with officers, directors and shareholders of the Company, as well as their affiliated companies. The terms of these transactions were no less favorable to the Company than those available from and to unaffiliated parties except with respect to the acquisition transaction with Dr. Kagan (as identified below). To the extent that the Company enters into transactions with these affiliated persons and entities in the future, it will do so only on terms no less favorable to the Company than those available from and to unaffiliated parties.

         The facility leases between Dr. Robert Kagan, the largest shareholder and director of the Company, and the Company are for the addresses 3122 East Commercial Boulevard and 3079 East Commercial Boulevard. The property located at 3122 East Commercial Boulevard is owned by Dr. Kagan and leased by Magnetic Imaging Systems I, Ltd. The current rent is $12,469 per month net of expenses. The total square footage is 4,656 of office space plus an additional 2,000 square feet of garage. Magnetic Imaging Systems, I, Ltd. built a garage in 1987. The total leasehold improvements were approximately $285,289 at this location. Magnetic Imaging Systems, I, Ltd. is currently paying $22.50 a square foot net of expenses for the 4,656 square feet of office space and the 2,000 square foot garage. The Company intends to re-negotiate the lease between Dr. Kagan and Magnetic Imaging Systems, I, Ltd., however, no assurance can be made that the Company will be successful. This lease expires April 30, 1999, at which time the Company may seek to move to a less expensive location.

         The property located at 3079 East Commercial Boulevard, is owned by KFK Enterprises, Inc., a Florida corporation and leased by Magnetic Imaging Systems, I, Ltd. Dr. Kagan, a director of the Company owns approximately 50% of KFK Enterprises. The rental payment is $7,395 per month and the property is 5,740 square feet. Thus, Magnetic Imaging Systems, I, Ltd. is paying $18 per square foot net of expenses. The Company believes that this price is equal to current market value. Magnetic Imaging Systems, I, Ltd. made leasehold improvements of $139,289 at this location. This lease expires January 31, 1999.

Control by Management and Present Shareholders of the Company

         Noel J. Guillama and Robert L. Kagan, M.D. beneficially own approximately 9.7% and 15.9%, respectively of the outstanding shares of Common Stock. Mr. Guillama, Dr. Kagan and a third shareholder have also entered into a cross-nominating agreement/proxy that requires each to vote all of their respective shares of Common Stock for the reelection of Mr. Guillama and Dr. Kagan to the Board of Directors. This Agreement is valid for the period of time Dr. Kagan is employed by the Company. Accordingly, Mr. Guillama and Dr. Kagan, collectively under this agreement, are in a position to control the election of directors as well as the other affairs of the Company.

Dependence on Key Personnel

         Implementation of the Company's acquisition strategy is largely dependent on the efforts of a few senior officers. In particular, the Company's operations are dependent to a great degree on the continued efforts of the President, Chief Executive and Operation Officer Noel J. Guillama of the Company. Furthermore, the Company will likely be dependent on the senior management of companies that are acquired. Competition for highly qualified personnel is intense, and the loss of any executive officer or other key employee, or the failure to attract and retain other skilled employees, could have a material adverse effect upon the Company's business, results of operations or financial condition. The Company is a party to employment agreements with Mr. Guillama, as well as with the Medical Director of the MRI Scan Center, Robert L. Kagan, M.D., President of Datascan, Kenneth J. Hall, and the Executive Vice President, Roman G. Fisher of the Company. Each of the employment agreements with Messrs. Guillama, Kagan, Hall and Fisher terminate in the year 2001, unless terminated earlier pursuant to the agreements, and each contains confidentiality provisions and covenants not to compete. The Company has designated itself the beneficiary, key man life insurance in the amount of $2,000,000 on the life of Mr. Guillama and $1,000,000 on the life of Dr. Kagan, each for a term of ten years. There can be no assurance, however, that the Company can maintain the policy in effect or that the coverage will be sufficient to compensate the Company for the loss of the services of Mr. Guillama and/or Dr. Kagan.

Forward Looking Statements

         Statements contained in this Prospectus which are not historical facts may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected.

         The Prospectus further contains statements relating to completion of pending Acquisitions, and other matters. Certain of these statements are accompanied by important cautionary factors that could cause different results than expected by the Company. In addition to those factors, other factors such as shareholder, regulatory and third party consents with respect to Acquisitions, among other events outside the Company's control could also cause future results to differ from expectations.

         Additional risks and uncertainties include the potential loss of contractual relationships, fluctuations in the volume of procedures performed by the Company's facilities and physicians, changes in the reimbursement rates for those services as well as uncertainty about the ability to collect the appropriate fees for services provided by the Company.

Exercise of Warrants and Capital Needs May Have Dilutive Effect

         As of June 26, 1998, 5,000 shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock") were issued and outstanding. Each share of the Series A Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing the stated value ($100) of the share of Series A Preferred Stock by the then current Conversion Price (which is equal to the lower of (i) 85% of the average closing bid price for the ten (10) days immediately preceding the date of conversion; or (ii) $6.00. If converted on June 29, 1998, the Series A Preferred Stock would have been convertible into approximately 427,100 shares of Common Stock, but this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock. As of June 29, 1998, 1,200 shares of the Company's Series B Preferred Stock were issued and outstanding. Each share of the Series B Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing the stated value ($1,000) of the share of Series B Preferred Stock by the then current Conversion Price (which is 90% of the average of the two (2) lowest closing bid prices of the Common Stock for the last twelve (12) trading days). If converted on June 29, 1998, the Series B Preferred Stock would have been convertible into approximately 915,200 shares of Common Stock, but this number of shares could prove to be significantly greater in the event of a decreased in the trading price of the Common Stock. Purchasers of Common Stock could therefore experience substantial dilution of their investment upon conversion of the Series A Preferred Stock and Series B Preferred Stock. The shares of Series A Preferred Stock and Series B Preferred Stock are not registered and may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. The shares of Common Stock into which the Series A Preferred Stock and Series B Preferred Stock may be converted are being registered pursuant to this Registration Statement.

         As of June 29, 1998, Warrants to purchase 240,000 shares of Common Stock issued to the holders of the Series B Preferred Stock and exercisable over the next five years at a price of $4.00 for 120,000 shares and $5.00 for 120,000 shares (as may be adjusted from time to time under certain antidilution provisions) were outstanding. The shares of Common Stock issuable upon exercise of these Warrants are being registered pursuant to this Registration Statement.

         As of June 29, 1998, 4,688,875 shares of Common Stock were reserved for issuance upon exercise of the Company's outstanding warrants and options (excluding the Warrants) and an additional 427,100 shares of Common Stock were reserved for issuance upon conversion of the Series A Preferred Stock, 915,200 shares of Common Stock were reserved for issuance upon conversion of the Series B Preferred Stock and 240,000 were reserved for issuance upon exercise of the Warrants. At June 29, 1998, there were 6,184,569 shares of Common Stock outstanding. Of these outstanding shares, 1,741,911 were freely tradeable without restriction under the Securities Act unless held by affiliates.

Possible Applicability of Rules Relating to Low-Priced Stocks; Penny Stock; Possible Failure to Maintain Criteria for NASDAQ Securities

         The Company's Common Stock is traded in the NASDAQ SmallCap Market under the symbol "MDPA." If, for any reason, the Common Stock does not remain accepted for inclusion on NASDAQ, then, in such case, the Company's Common Stock would be expected to continue to be traded in the over-the-counter markets through the "pink sheets" or the NASD's OTC Bulletin Board. In the event the Common Stock was not included on NASDAQ, the Company's Common Stock would be covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market. The ability of the Company to secure a symbol on NASDAQ does not imply that a meaningful trading market in its Common Stock will ever develop.

Shares Eligible for Future Sale

         As of June 29, 1998, there were 6,184,569 shares of the Company's Common Stock outstanding, of which 4,442,658 were "restricted securities" as that term is defined by Rule 144 under the Securities Act of 1933 (the "Securities Act"). Such shares will be eligible for public sale only if registered under the Securities Act or if sold in accordance with Rule 144. Under Rule 144, a person who has held restricted securities for a period of one year may sell a limited number of shares to the public in ordinary brokerage transactions. Sales under Rule 144 may have a depressive effect on the market price of the Company's Common Stock due to the potential increased number of publicly held securities. The timing and amount of sales of Common Stock covered by the Registration Statement of which this Prospectus is a part, as well as sales pursuant to other filed registration statements, could also have a depressive effect on the market price of the Company's Common Stock.

Anti-Takeover Provisions

         Certain provisions of the Company's Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt of the Company, which include when and by whom special meetings of the

Company may be called. In addition, certain provisions of the Florida Business Corporation Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested shareholders. In addition, the Company's Articles of Incorporation authorize the issuance of up to 10,000,000 shares of Preferred Stock with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without shareholder approval, issue Preferred Stock with dividends, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In addition, the issuance of large blocks of Preferred Stock could possibly have a dilutive effect with respect to existing holders of Common Stock of the Company. The Company, however, has agreed pursuant to the terms of the Underwriting Agreement that without the consent of the Managing Underwriter it, for a period of two (2) years will not issue any shares of Preferred Stock (i) for purposes other than acquisitions from persons or entities not affiliated with the Company; (ii) which have disproportionate voting power to the shares of Common Stock; or (iii) that have rights to stock or cash dividends disproportionate to the shares of Common Stock.

         Additionally, the Company's Articles of Incorporation, Bylaws and Florida law authorize the Company to indemnify its directors, officers, employees and agents and limit the personal liability of corporate directors for monetary damages, except in certain instances. See "Description of Securities -- Certain Florida Legislation; Anti-takeover Effects of Certain Provisions of the Company's Articles of Incorporation and Bylaws."

Absence of Dividends

         Holders of the Company's Common Stock are entitled to cash dividends when, as and if declared by the Board of Directors out of funds legally available therefor. As a newly organized corporation, the Company has never paid dividends. The Company does not anticipate the declaration or payments of any dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance the developments and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Future dividends may also be subject to covenants contained in loan or other financing documents. Therefore, there can be no assurance that cash dividends of any kind will ever be paid.

Risks Relating to Capital Requirements

         The Company's acquisition of physician practices requires substantial capital investment. Capital is typically needed not only for the acquisition of the physician practices, but also for the effective integration, operation and expansion of the practices as well as the start-up of new contracts for specialist physician services. The practices may require capital for renovation and expansion and for the addition of medical equipment and technology. Therefore, the Company will need to raise capital through the issuance of long-term or short-term indebtedness or the issuance of its equity securities in private or public transactions in order to complete further acquisitions and expansion. This could result in dilution of existing equity positions and increased interest expense. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing physician practices can be obtained on suitable terms, if at all.

Volatility of Stock Price

         Historically there has been and there may continue to be volatility in the market price for the Company's Common Stock. Quarterly operating results of the Company and their relationship to analysts' projections, changes in general conditions in the economy, the financial markets or the healthcare industry, or other developments affecting the Company or its competitors, could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years, the stock market and, in particular, the healthcare industry segment, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares offered hereby. In the event all of the Warrants were to be exercised, the Company would receive net proceeds of approximately $1,067,500, after payment of offering expenses estimated to be approximately $12,500. No proceeds will be obtained by the Company from the Warrants except upon the exercise of the Warrants. It is anticipated that the net proceeds, if any, will be used by the Company for acquisitions, building of infrastructure and for working capital associated with continuing operations. The actual allocation of proceeds realized from the exercise of the Warrants will depend upon the amount and timing of such exercises, the Company's operating revenues and cash position at such time and its working capital requirements during the course of such exercise period. There can be no assurances that any of the Warrants will be exercised.

         While the intended use of proceeds is consistent with the Company's current business plan objectives, the Company reserves the right to change the use of proceeds depending on working capital requirements and opportunities afforded to the Company. Pending utilization of the proceeds as described above, the net proceeds of the offering will be deposited in interest bearing accounts or invested in money market instruments, government obligations, certificates of deposits or similar short-term investment grade interest bearing investments.

                                    BUSINESS

         Metropolitan Health Networks, Inc. (the "Company") was incorporated in the State of Florida in January 1996 for the purpose of developing a vertically and horizontally integrated health care delivery network (the "Network"). The Network will provide primary and subspecialty physician care as well as diagnostic and therapeutic services.

         The Company developed its Network through the acquisition, expansion and integration of (i) physician care practices (the "Physician Practices") together with (ii) laboratories, pharmacies and diagnostic and rehabilitation centers ("Ancillary Services").

         The Company is organized, in principal part, as a multi-county vertically and horizontally integrated medical group practice. As such, all of the physicians to be employed by the Company will provide an aggregate minimum of 75% of their services through the group practice and all physician services are to be billed under one common Medicare provider number. The Company believes it will meet all government requirements of a "group practice" to avail itself of benefits available to group practices under Florida and federal laws.

         The Company's goal through its Network is to provide quality, cost effective and outcome oriented health care in Dade, Broward and Palm Beach Counties, Florida, a tri-county area with a population in excess of four million.

                                    Industry

General

         The Health Care Financing Administration estimates that national health care spending in the United States in 1994 was approximately $1 trillion, with approximately $200 billion directly attributable to physician services and another $612 billion under physician direction. Health care spending in the tri-county Florida region was estimated to be $16 billion. Historically, patients in need of medical care went directly to a specialist who typically provided service on an inpatient basis. In the 1980's and early 1990's, managed care entities began assuming a significant role by contracting with health care providers on a capitated basis. At the same time, HMOs began to encourage the use of alternate-site facilities (sites other than hospitals).

         As a result of the trends toward increased HMO enrollment and physician membership in group medical practices, health care providers have sought to reorganize themselves into health care delivery systems that are better suited to the managed care environment. The Company believes that physician groups are joining with hospitals and other institutional providers in various ways to create vertically and horizontally integrated delivery systems which provide medical and hospital services ranging from community based primary medical care to specialized inpatient services through single coordinated delivery systems. These health care delivery systems contract with HMOs to provide hospital and medical services to enrollees under full risk contracts, under which providers assume the obligation of providing both the professional and institutional components of covered health care services to the enrollees for predetermined fixed per capita payments.

         In order to compete effectively in such an emerging environment, physicians are concluding that they must have control over the delivery and financial impact of a broader range of health care services. To this end, groups of independent physicians and medium to large medical groups are taking steps to assume responsibility and risk for health care services which they do not provide. The Company believes that physicians are increasingly abandoning traditional private practice in favor of affiliations with larger organizations which offer skilled and innovative management, information systems and capital resources. The Company believes that many payors and their intermediaries, including governmental entities and HMOs are increasingly looking to outside providers of physician services to develop and maintain quality outcomes, management programs and patient care data. The Company believes that physicians are increasingly turning to organizations such as the Company to provide the resources necessary to function effectively in a managed care environment.

Strategy

         The Company's strategy is to develop and expand a locally prominent, integrated health care delivery network in Dade, Broward and Palm Beach counties Florida within a medical group practice structure, that provides a high quality and cost-effective health care delivery system. The Company's principal strategy for developing and expanding its network is through the acquisition of (through purchases, merger or otherwise) or affiliation with physicians, medical groups, and other health care providers in the South Florida market. The Company seeks to acquire or otherwise affiliate with physician groups and other providers in their local markets with reputations for providing quality cost effective healthcare services. The Company also seeks to acquire Ancillary Services, including laboratories, pharmacies and diagnostic and rehabilitation centers within its group practice structure. The Company believes that by increasing marketing activities, enhancing patient service and improving the accessibility of care, it will increase the Company's market share. The Company also believes strategic alliances with hospitals and health plans will improve the delivery of managed health care. The Company also believes that by the consolidation of management and administrative services that its costs should be reduced.

Overview of the Network

  Medical Group Expansion

         The Company is developing its Network mostly through the acquisition of a broad range of multi-disciplinary physicians. These will range from primary care through highly specialized sub-specialists. These physicians, once acquired, will be merged directly into the medical group and form part of the group's medical staff, where they will share all of the resources of the group and increase the cross-referral of all physicians within the group.

         In the South Florida region, the Company has primarily targeted multi-specialty medical groups that are comprised of four to thirty physicians. The Company will seek to purchase the medical groups or to enter into long term management agreements with the affiliated physician groups (see below). The Company believes the key to its growth will be its ability to greatly improve and expand the health care services provided through its medical groups, to enhance operating efficiency and profits of the medical group and to earn and maintain the trust and confidence of the physicians associated with the Network.

  Practice Management Activities

         In situations where the Company is unable to or does not desire to purchase a medical group, it will seek to enter into contractual arrangements with the medical group that will allow the Company to receive substantially all of the benefits of ownership without the additional capital.

         The Company believes that as the health care industry continues to become more complex, the administrative needs of medical groups will best be served by professional managers. Under these types of contractual arrangements the Company would acquire from the medical group substantially all of the groups medically related assets and the Company would function as a management services organization (MSO). The medical group, independent of the Company's own medical group, could then enter into a 20 to 40-year service agreement with the Company to have the Company provide all or part of the front and back office functions of the medical group. The Company will provide the physicians and groups with the equipment and facilities used in its medical practices, manage practice operations and employ substantially all the practices' non-physician personnel exclusive of those required by law to be employed by the practices. The physicians will continue to be responsible for all the decisions regarding patient health care, including diagnosis, treatment, surgery and therapy. The Company believes the fees retained by the Company would range from 30% to 70% of the medical groups' net collections depending on the size and specialty of the medical group.

  Independent Practice Associations

         The Company does not now own or manage any independent practice associations ("IPAs"). However, the Company anticipates organizing, managing and/or purchasing an IPA management company in the future to complete its network. An IPA allows an individual practitioner to access patients in his/her area through contracting with HMOs without having to join a group practice or sign exclusive contracts, and also coordinates utilization review and quality assurance programs for its affiliated physicians. In addition to providing access to HMO contracts, an IPA offers other benefits to the physicians seeking to remain independent, including enhanced risk sharing arrangements and access to other strategic alliances within the Company's network. The Company believes the IPAs will enable it to increase HMO market share with relative low risk because of the low incremental investment required to recruit additional physicians. The Company believes an IPA management company negotiates both managed care contracts and discounted fees for service contracts and collects a percentage of total revenues on the contract plus fees for providing billing and collection functions. An IPA can also provide substantial savings to physicians by pooling purchasing and insurance on behalf of physician members. Usually the IPA Management Company collects a percentage of the savings generated for physicians.

  Ancillary Service Groups

         The Company currently provides certain ancillary services, mostly diagnostic and rehabilitation services. The Company intends to expand these services both by acquisition and internal growth to cover the entire targeted area as well as expand into additional ancillary services. The Company expects that these Ancillary Services will complement the services provided by the Physician Practices and the other Ancillary Services owned or acquired by the Company. The Company intends to acquire those Ancillary Services which will permit the Network to expand and provide services needed by patients. Through an association of administrative services, as well as facilities, the Company believes that it can increase revenues and profitability. As of the date hereof, the Company has acquired (i) Magnetic Resonance Imaging Center ("MRI"), a fixed and mobile magnetic resonance imagery business which is engaged in performing and reading magnetic resonance images for patients primarily located in South Florida, and (ii) Datascan of Florida, Inc., a mobile diagnostic services company which provides nerve conduction, vascular and ultrasound studies in South Florida.

  HMO Arrangements

         The Company intends to have a portion of its revenues derived from agreements with Health Management Organizations ("HMOs") that provide for the receipt of capitated fees. Capitated fees are negotiated fees that stipulate a specific dollar amount or a percentage of total premium collected by an insurer or payor source to cover the partial or complete healthcare services deliveries to a person. The fees are determined on a per capita basis paid monthly by managed care organizations. HMO enrollees may come from the integration or acquisition of healthcare providing entities, additional affiliated physicians and acquire and increase enrollment in HMOs currently contracting with the Company through its Physician Practices and Ancillary Services or from agreements with new HMOs. The Company intends to enter into HMO agreements which generally will be for one-year terms and subject to annual negotiation of rates, covered benefits and other terms and conditions. HMO agreements are often negotiated and executed in arrears. There can be no assurance that such agreements will be entered into, renewed or, if entered into and/or renewed, that they will contain these favorable reimbursement terms to the Company and its affiliated providers. There can be no assurance that the Company will be successful in identifying, acquiring and integrating HMO entities or in increasing the number of HMO enrollees. Once acquired a decline in enrollees in HMOs could also have a material adverse effect on the Company's profitability.

         Under the HMO agreements, the Company, through its affiliated providers, will generally be responsible for the provision of all covered hospital benefits, as well as outpatient benefits, regardless of whether the affiliated providers directly provide the healthcare services associated with the covered benefits. To the extent that enrollees require more care than is anticipated or require supplemental healthcare which is not otherwise reimbursed by the HMO, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. If revenue is insufficient to cover costs, the Company's operating results could be adversely affected. As a result, the success of the Company will depend in large part on the effective management of health care costs through various methods, including utilization management, competitive pricing for purchased services and favorable agreements with payers. Recently, many providers, including the Company, have experienced pricing pressures with respect to negotiations with HMOs. In addition, the Company believes that employer groups are becoming increasingly successful in negotiating reductions in the growth of premiums paid for their employees' health insurance, which tends to depress the reimbursement for health care services. At the same time, employer groups are demanding higher accountability from payers and providers of health care services with respect to measurable accessibility, quality and service. If these trends continue, the cost of providing healthcare services could increase while the level of reimbursement could grow at a significant lower rate. There can be no assurance that these pricing pressures will not have a material adverse effect on the operating results of the Company. Changes in health care practices, inflation, new technologies, major epidemics, natural disasters and numerous other factors affecting the delivery and cost of health care are beyond the control of the Company and may adversely affect its operating results.

         The Company currently has three types of arrangements with managed care companies. These are discount fee for service arrangements. The other is a primary care capitation and the last is a "full rise" capitation. These arrangements place no additional financial risk to the Company. The discounted fee for service arrangements are either negotiated flat, mutually agreed upon rates for covered services, usually calling for a discount of 30% from usual and customary charges, or a call for payment at a percentage of Medicare allowable rates (ranging from 100% to 150%).

Physician Practices Acquired

         The Company, on March 12, 1997 acquired the clinical practice of Paul Wand, M.D., P.A. ("Wand Practice"). Dr. Wand is a neurologist who began his practice in South Florida in 1982, and who, in addition to his practice conducts certain research in the field of head injuries. Dr. Wand is currently planning clinical trials to obtain FDA approval in the treatment of traumatic brain injuries with a drug that has been previously approved by the FDA for treatment of patients with other diagnosis.

         Pursuant to the terms of the acquisition, the Company, through a wholly-owned subsidiary, acquired by merger the Wand Practice for consideration of 75,000 shares of Common Stock and $125,000 in cash. In addition, if the earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Wand Practice for the twelve months ended June 30, 1997 and 1998 is determined to have equaled or exceeded $75,500, the Company shall deliver up to 37,500 additional shares of Common Stock of the Company upon each such occurrence. No additional consideration for the Wand practice is due for the 12 month period ended June 30, 1997. In addition, and as part of the acquisition, the Company entered into a five year employment contract with Dr. Wand with a base compensation of $200,000 per year and a potential to receive a bonus in the amount of 10% of the total practice revenues. Dr. Wand has agreed not to compete or solicit patients or referring sources to the Company for a period of two years following the termination of his employment agreement. The Company has been in active negotiations to sell this practice and anticipates such sale in the near future. When sold the Company anticipates taking a one-time charge relating to its sale.

         Effective July 1, 1997, the Company, through a wholly-owned subsidiary of the Company, acquired General Medical Associates, Inc. ("GMA"). GMA was owned by Martin Harrison, M.D. ("Harrison"). Pursuant to the merger agreement, the Company paid (i) $300,000 in cash; (ii) a $400,000 8% promissory note with interest and principal due monthly in an eleven month period commencing on September 5, 1997; (iii) 523,077 shares of Common Stock of the Company, 156,923 shares of which can be earned by Harrison based upon the annual performance of GMA. Subsequent to the acquisition and pursuant to the terms of an amended agreement, the 523,077 originally issued were adjusted to be 373,077. If the earnings before interest, taxes, depreciation and amortization ("EBITDA") of GMA for the years ended June 30, 1998 and 1999 equals or exceeds 80% of GMA's EBITDA, the twelve months ended June 30, 1997 (the "Targeted Amount"), there shall be released from escrow 104,615 and 52,308, respectively, additional shares of the Common Stock of the Company upon each occurrence. In the event, however, that the EBITDA is less than the Targeted Amount, Harrison is entitled to receive additional shares of the Company, as determined based upon a sliding scale down to 60%.

         The Company has warranted to Harrison that if the gross proceeds of the sale by Harrison, of up to 200,000 shares (over a period of time beginning July 1, 1998 and ending February 13, 1999) of the Company's Common Stock received in the Merger, is less than $6.50 per share, the Company shall make up such deficiency in cash. In the event the Company's Common Stock trades over $7.50 per share during any fifteen (15) day period in a calendar month, the price protection shall be eliminated in 25,000 share blocks. The Company has also guaranteed Harrison price per share protection in the event that the Company's Common Stock trades at an average of less than $6.50 per share for any twenty
(20) day period beginning on August 1, 1999 and ending October 1, 1999, Harrison shall receive additional shares of Company Common Stock determined by dividing $3,400,000 (less certain shares sold x $6.50) by the lowest closing bid price over such 20 day period and deducting 523,077 (subject to adjustment).

         GMA is a multi-specialty group with components of neurology and physiatry, in addition to chiropractic physicians, licensed massage therapists and additional ancillary services. GMA uses both staff and subcontracting services to provide the healthcare services and currently has three physicians, two massage therapists, two medical assistants, one x-ray technician and two electro-diagnostic technicians who perform nerve studies. GMA provides full-service medical evaluations including x-rays, EKG, minor surgical procedures as well as physical therapy and clerical and billing support persons. GMA currently sees approximately 300 patients per week in its facilities and has over 3,000 active charts.

         Subsequent to the acquisition, information concerning the valuation of certain assets has come to the attention of the Company. Presently, the Company is unable to quantify such information and is consulting with its counsel to determine the significance and effect of such information on the financial statements of the Company, subsequent to consummation of the GMA acquisition.

         On October 15, 1996 the Company acquired pursuant to an asset purchase agreement ("International Agreement") certain medically related assets of International Family Healthcare Centers, Inc. ("International") from Emergency Care Services, Inc. ("ECSI"). The assets consist primarily of two medical clinics one located in North Miami Beach and the second located in Aventura, Florida. The Company had previously entered into a management agreement effective April 23, 1996 to operate the facilities of International. Under the International Agreement, the Company purchased the assets for 50,000 shares of its Common Stock and the issuance of an 8% promissory note ("International Note") in the amount of $150,000. The final payment of $11,503.63 was made on September 24, 1997. Management intends to close down one of the acquired facilities and merge with an existing center to reduce cost and consolidate services and is negotiating to sell the second facility to the currently employed physician running the second site.

         On November 30, 1997, Metropolitan Health Networks, Inc. (the "Registrant" or the "Company"), Metcare, VI, Inc. ("Metcare"), a wholly-owned subsidiary of the Company (Subsidiary) and Trident Medical Concepts, Inc. ("Trident") entered into a definitive merger agreement which Merger Agreement was amended on January 13, 1998 and February 22, 1998 (collectively the "Merger Agreement") pursuant to which Trident was merged into Metcare. Pursuant to the Merger Agreement, each share of common and preferred stock of Trident issued and outstanding immediately preceding February 27, 1998, the Effective Date, were converted into the right to receive 1.15 shares of the Common Stock of the Company for an aggregate amount of 7,539,869 shares. The principals followed in determining the amount of shares issued to the shareholders of Trident include the worth of the businesses considering their historical, present and future business operations, and the market for the Company's shares, including the depth and trading activity in the shares.

         The Merger Agreement provided, among other things, that the Company shall have the absolute right to cause the Merger to be unwound solely upon the occurrence of the failure to obtain Trident's lender's consent ("Lender's Consent") to the Merger Agreement, as amended, or to replace Lender by May 1, 1998. The Company was unable to obtain the Lender's Consent or to replace the Lender in the time specified by the merger agreement and therefore on May 8, 1998, elected to unwind the merger.

         On April 2, 1998, Metropolitan Health Networks, Inc. (the "Registrant" or the "Company"), Metcare, VII, Inc. ("Metcare"), a wholly-owned subsidiary of the Company (Subsidiary) Inc. and Primedica Healthcare, Inc. (Primedica) entered into an asset purchase agreement pursuant to which Metcare purchased substantially all of the assets and operations related to two physician practices (the Practices) located in North Miami Beach, Florida owned by Primedica. The aggregate purchased price was Three Million Five Hundred Thousand Dollars ($3,500,000). The purchase price was allocated as follows: (i) Accounts Receivable - $135,000; (ii) Furniture and Fixtures - $465,000; and (iii) Goodwill - $2,900,000.

         Payment of the purchase price was made by delivery to Primedica of an unsecured promissory note of Three Million Five Hundred Thousand Dollars ($3,500,000). The note, together with interest computed at the rate of Seven and one half percent (7.5%) per annum, requires fifty-nine (59) monthly principal and interest payments of Twenty-Eight Thousand One Hundred Ninety-Six Dollars ($28,196) and a final payment due on April 2, 2003 of Three Million Sixty-Nine Thousand Seven Hundred Forty-Eight Dollars ($3,069,748).

         The purchase provides both capitated and non-capitated medical services to approximately 2,600 members of various managed care organizations. The capitated services comprise approximately ninety percent (90%) of its revenues and one managed care organization accounts for approximately eighty-five percent (85%) of total revenues. The unaudited revenues for the Practices for the twelve months ended December 31, 1997 equaled approximately $5,700,000 resulting in a gross margin of approximately $230,000.

         An additional agreement was signed, the Repurchase Election Agreement, whereby Primedica may be required to repurchase the Practices at the end of five years in exchange for extinguishing Metcare and Registrant's further obligations under the Note, provided certain conditions are met, among the most significant of which is the requirement that the Company be in compliance with the terms of the Promissory Note. Additionally, Primedica may elect not to be liable to repurchase the Practices if the net revenue derived from the purchased assets exceeds Six million dollars ($6,000,000). The Company believes that this acquisition will remain part of Metropolitan Health Networks, Inc., however the Company has been advised that Trident Medical Concepts, Inc. may express a claim on the acquisition

Diagnostic Services

         The Company, through its group practice, owns a full range of fixed-site and mobile diagnostic services. These will include x-ray, MRIs, CT, neuro diagnostic equipment, vascular studies, nuclear equipment, ultrasound, echocardiograph, Holter monitors and others. As a group practice, the Company may own and benefit from historically profitable ancillary services for patients of the group as well as, under current interpretations of state and federal laws, patients referred to the Company by other physicians and providers not associated with the Company. This ability to own and refer patients for ancillary services is significantly restricted for physicians not in group practices by both state and federal health care laws, thus the Company believes it will enjoy a competitive advantage over other health care providers and physicians. The Company believes many self-insured employers and third party payors have determined that the delivery of services in an outpatient environment is often less costly than the provision of the identical services on an inpatient basis. Consequently, some payors insist that services be obtained solely on an outpatient basis where medically appropriate and contract with diagnostic imaging centers for the provision of these services.

Acquired Ancillary Services

         Effective September 1, 1996, the Company acquired 100% of the operating assets of Nuclear Magnetic Imaging, Inc. ("NMI") and 97.5% of Magnetic Imaging Systems I, Ltd. ("MIS"), which jointly operate as MRI Scan Center. The MRI Scan Center, which began operations in 1984, performs approximately 9,000 procedures per year. In May 1986, the MRI Scan Center began providing mobile MRI services to outpatient facilities and to hospitals. The MRI Scan Center currently operates at three locations, two in Fort Lauderdale and one in Coral Gables, Florida. The MRI Scanner uses a highly technical process called magnetic resonance imaging, which utilizes an extremely powerful magnetic field, radio waves and computers to produce images of the body. While the patient is in the magnetic field, radio waves stimulate the hydrogen molecules in the body to give off their own signals. This information is fed through numerous computers, which map the action and properties of the molecules. Images of the body are constructed which display biochemistry of tissue as a picture. The MRI procedure was approved by the Food and Drug Administration in the early 1980's. The MRI Scanner differentiates between healthy tissue, tumors, fatty tissues and muscles. This means that many uncomfortable tests, certain types of exploratory surgeries, some biopsies, angiograms, mammographies and others, can be safely replaced by MRIs. In most cases, a clear image is produced with no discomfort to the patient or costly hospitalization.

         Effective September 1, 1996, under two separate agreements with certain limited partners of Magnetic Imaging Systems I, Ltd. (MIS), the Company acquired each such partner's 4.75% interest in MIS in exchange for $30,000 in notes payable and 7,500 shares of the Company's Common Stock, each.

         Under a third agreement dated September 1, 1996 (MRI Agreement) between Dr. Robert Kagan, who was a 28.5% limited partner in MIS and the sole shareholder of Nuclear Magnetic Imaging, Inc. (NMI), the 59.5% general partner in MIS (combined, MRI Group), the Company acquired 100% of NMI and the MRI shareholders' 28.5% interest in MIS (resulting in a total interest in MIS of 97.5%), for consideration of 550,000 shares of Common Stock of the Company and the issuance of a $400,000 note bearing interest at 6.5%, $200,000 was paid during April 1997, and the remaining $200,000 plus accrued interest on or before April 1, 1998. The MRI Agreement also provides for the issuance of up to an additional 400,000 shares to the MRI Group as follows: if the EBITDA of the MRI Group for the twelve months ended June 30, 1997 and 1998 is determined to have exceeded $1.2 million and $1.5 million respectively, the Company shall deliver 200,000 additional shares of Common Stock of the Company upon each such occurrence. The MRI Scan Center did not meet its EBITDA requirement for the 12 month period ended June 30, 1997. The Company agreed to extend the EBITDA threshold for earning the bonus share, to be cumulative at the end of the second year.

         On August 21, 1997, the Company offered to convert any, or a portion, of the limited partnership units purchased by the MRI Scan Center in 1993 and 1994, into the Company's common stock. The Company's offer was to allow the note holders to convert any amount due into the appropriate amount of the Company's Common Stock at a 25% discount to the market value of the Company's shares, based on the closing price for the Company's Common Stock on the date they notified the Company of acceptance of the conversion option. The Company's shares were issued as legend shares and will not be eligible for sale in the open market for 12 months from the date of issue under SEC Rule 144. The Company warranted that at the time the restrictive legend is removed, the price of the common stock will be no lower than the price on the conversion date, or the Company will make up any shortfall in stock or cash. A total of $60,000 has been converted to date at an average price of $4.39 per share.

         The Company has warranted that the cumulative shares represented in the MRI Agreement will be worth no less than 10 times the pre-tax earnings of the combined consolidated companies following 12 and 24 months from the time of acquisitions. If the average closing price of the Company's Common Stock for the ten days prior to the years ended June 30, 1997 and 1998, multiplied by 550,000 plus the number of any contingent shares earned ("Trading Value") is less than ten times the pretax earnings of the MRI Group for each respective twelve month period, the Company must deliver additional shares such that the Trading Value is equal to ten times, or pay the NMI and MRI shareholders the difference in cash. Additionally, as part of the acquisition, Dr. Kagan received an employment contract which calls for payment of $600,000 per year and a percentage of the adjusted revenues of NMI jointly not to exceed 15% of all revenue generated by NMI. The 5-year employment contract in addition, calls for numerous non-solicitation and non-compete provisions that will prohibit Dr. Kagan from competing with the Company for a period of no less than two (2) years following termination.

         On September 26, 1996, effective October 1, 1996, pursuant to a stock purchase agreement ("Datascan Agreement") the Company acquired Datascan of Florida, Inc. and Datascan Southeast, Inc., mobile and fixed site diagnostic testing companies servicing Dade, Broward and Palm Beach Counties (collectively, "Datascan"). Datascan was organized in May 1981 in Fort Lauderdale, Florida. Datascan serves its patients from mobile facilities providing services directly to the physicians' offices. Datascan has currently 32 employees and provides ultrasound procedures including echocardiography, cardiac Doppler, colorflow mapping, transesophogeal echocardiography and stress echocardiography and carotid artery, abdominal, transrectal and transvaginal ultrasound, small parts imaging and peripheral vascular ultrasound. It also provides Holter monitoring, event monitoring, EKG and pacemaker checks, in addition to nuclear cardiac imaging. The Company sees approximately 17,000 patients per year, with 32,000 procedure codes billed in 1995. The payor mix for the Company is approximately 40% Medicare, 20% private insurance and 40% managed care. Its referral source includes over 400 local physicians and hospitals.

         Under the Datascan Agreement, the Company acquired all of the outstanding stock and ownership interest in Datascan for consideration of 300,000 shares of Common Stock of the Company. The Datascan Agreement also provides for the issuance of up to an additional 200,000 shares to the Datascan shareholders as follows: if the EBITDA of Datascan for the twelve months ended June 30, 1997 and 1998 is determined to have equaled or exceeded $288,000 and $313,894 respectively, and if certain Datascan shareholders continue employment (subject to certain exceptions) the Company shall deliver 100,000 additional shares of Common Stock of the Company to the Datascan shareholders upon each such occurrence. For the year ended June 30,

1997, the foregoing requirements were met and according the Company issued the Datascan shareholders an additional 100,000 shares of Common Stock. Kenneth J. Hall, a director of the Company was an approximately 50% shareholder of Datascan, with the other principal shareholder of Datascan, Michael P. Goldstein, Group Vice President of the Company, a 29% stockholder of Datascan and at the time of acquisition a Vice President of Datascan. In the event, however, that EBITDA does not equal or exceed $288,000 in the twelve months ended June 30, 1997, but it equals or exceeds $602,532 for the twenty-four months ended June 30, 1998, the Company will deliver up to 200,000 additional shares. Datascan met its EBITDA requirement for the 12 month period ended June 30, 1997. The Company, in addition, agreed to enter into employment contracts with the principals of Datascan that in part calls for an employment contract with a base salary of $200,000 per year, plus a bonus to be paid in combination of cash and/or stock to be negotiated.

         In addition, the Datascan Agreement provides that, if the Company merges, consolidates or otherwise reorganizes and such transaction results in the Company not being the surviving corporation, depending upon when such transaction occurs, additional consideration may be due. Specifically, if during the twelve month period ended June 30, 1997, the EBITDA of Datascan for the most recent three months (at the point in time as such transaction occurs) is determined to have equaled or exceeded $72,000, the Company will deliver an additional 200,000 shares and further, if such transaction occurs subsequent to June 30, 1997 but prior to June 30, 1998, and both the EBITDA for the twelve months ended June 30, 1997 equaled or exceeded $288,000 and the average monthly EBITDA for the prior months in the period equals or exceeds $26,157, the Company shall deliver 100,000 additional shares of Common Stock to the Datascan shareholders.

         All the Acquisitions to date were accounted for under the "purchase" method of accounting.

Management Information Systems

         The Company has begun to install and maintain integrated information systems to support its growth and acquisition plans. The Company believes that effective and efficient access to key clinical patient data is crucial in improving costs and quality outcomes. The Company will utilize its information systems to improve productivity, manage complex reimbursement procedures, measure patient care satisfaction and outcomes of care, and integrate information from multiple facilities throughout the care spectrum. The Company's overall information systems will be designed to be modular and flexible. The Company has selected a partner to provide the information systems that will, in part, allow the Company to track physician utilization, outcomes management, patient scheduling and tracking and most importantly, managed care plan processing.

         The Company, through its wholly owned subsidiary MetBilling Group, Inc. has invested over $500,000 in setting up the information and billing systems for the Company. The services of MetBilling have been and will continue to be provided to all of the Company's acquisitions and the general medical community.

Competition

         The health care industry is highly competitive. The industry is also subject to continuing changes in the provision of services and the selection and compensation of providers. In addition, certain companies, including hospitals and insurers, are expanding their presence in the physician management market. The Company's operations will compete with national, regional and local companies in providing its services. Many of the Company's competitors are larger and better capitalized to provide a wider variety of services, may have greater experience in providing health care management services and may have longer established relationships with buyers of such services.

Government Regulation

         As a participant in the health care industry, the Company's operations and relationships are subject to extensive and increasing regulation by a number of governmental entities at the federal, state and local levels. The Company intends to structure its operations to be in material compliance with applicable laws. Nevertheless, because of the uniqueness of the structure of the relationship of the Physician Practices and Ancillary Services owned or acquired by the Company, many aspects of the Company's actual and proposed business operations have not been the subject of state or federal regulatory interpretation and there can be no assurance that a review of the Company's or the affiliated physicians' business by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company or the affiliated physicians or that the health care regulatory environment will not change so as to restrict the Company's or the affiliated physicians' existing operations or their expansion.

         The federal Medicare program adopted a system of reimbursement of physician services, known as the resource based relative value scale schedule ("RBRVS"), which took effect in 1992 and was implemented in December 1996. The government revises the RBRVS Physician Fee Schedule annually. The Company expects that the RBRVS fee schedule and other future changes in Medicare reimbursement will result in some cases in a reduction and in some cases in an increase from historical levels in the per patient Medicare revenue received by physicians affiliated with the Company. However, the Company does not believe such reductions will result in a material adverse change in the Company's operating results, although there can be no assurance that this will be the case.

         The laws of many states prohibit business corporations such as the Company from practicing medicine and employing physicians to practice medicine. In Florida, non-licensed persons or entities, such as the Company, are prohibited from engaging in the practice of medicine directly; however, Florida does not prohibit such non-licensed persons or entities from employing or otherwise retaining licensed physicians to practice medicine, so long as the Company does not interfere with the physicians' exercise of independent medical judgment in the treatment of patients. The Company believes it is not in violation of applicable Florida law relating to the practice of medicine. The laws in most states, including Florida, regarding the corporate practice of medicine have been subjected to limited judicial and regulatory interpretation and, therefore, no assurances can be given that the Company's activities will be found to be in compliance, if challenged.

         There are also state and federal civil and criminal statutes imposing substantial penalties, including civil and criminal fines and imprisonment, administrative sanctions and possible exclusion from Medicare and other governmental programs on health care providers that fraudulently or wrongfully bill governmental or other third-party payers for health care services. The federal law prohibiting false billings allows a private person to bring a civil action in the name of the United States government for violations of its provisions. Moreover, technical Medicare and other reimbursement rules affect the structure of physician and ancillary billing arrangements. The Company believes it is in material compliance with such laws, but there is no assurance that the Company's activities will not be challenged or scrutinized by courts or governmental authorities. Noncompliance with such laws may adversely affect the operation of the Company and subject it to penalties and additional costs.

         Certain provisions of the Social Security Act, commonly referred to as the "Anti-Kickback Statute," prohibit the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. The Anti-Kickback Statute is broad in scope and has been broadly interpreted by courts in many jurisdictions. Read literally, the statute places at risk many business arrangements, potentially subjecting such arrangements to lengthy, expensive investigations and prosecutions initiated by federal and state governmental officials. Violation of the Anti-Kickback Statute is a felony, punishable by significant fines and/or imprisonment. In addition, the Department of Health and Human Services may impose civil penalties excluding violators from participation in Medicare or state health programs.

         In July 1991 and November 1992, in part to address concerns regarding the Anti-Kickback Statute, the federal government published regulations that provide exceptions, or "safe harbors," for sections that will be deemed not to violate the Anti-Kickback Statute. Although the Company believes that it is not in violation of the Anti-Kickback Statute, its operations do not fit within any of the existing or proposed safe harbors, and, accordingly, there can be no assurance that the Company's practices, if scrutinized, would not be found to be in violation of the statute, and any such finding could have a material adverse effect on the Company. Transactions outside of a safe harbor are not per se violations of the statute, but may be subject to government scrutiny on a case by case basis. Among the safe harbors included in the regulations were provisions relating to the sale of practitioner practices, management and personal services agreements, and employee relationships. Additional safe harbors were published in September 1993 offering new protections under the statute to eight activities, including referrals within group practices consisting of active investors. Proposed amendments to clarify these safe harbors were published in July 1994 which, if adopted, would cause substantive retroactive changes to the 1991 regulations.

         The new federal Health Insurance Portability and Accountability Act of 1996, signed into law on August 21, 1996, expands the government's resources to combat health care fraud, creates several new criminal health care offenses and establishes a new advisory opinion mechanism under which the Office of Inspector General is required to respond to requests for interpretation of the Anti-Kickback Statute, in an effort to bring clarity and relief to the uncertainty of the Anti-Kickback Statute. Due to the newness of the legislation, it is impossible to predict the impact of the new law on the Company's operations.

         Florida has adopted state laws similar to the federal Anti-Kickback Statute prohibiting payments intended to induce referrals of all patients, regardless of payor source. The "Patient Brokering Law," effective October 1, 1996, makes it a crime for any person, including any health care provider or health care facility, to offer, pay, solicit, or receive any commissions, bonus, rebate, kickback, or bribe, directly or indirectly, overtly or covertly, in cash or in kind, or to engage in any split-fee arrangement, in any form whatsoever, to induce or in return for referring patients or patronage to or from a health care provider or health care facility, or to aid, abet, advise, or participate in any such act. There are exceptions to the Patient Brokering Law, including exceptions for any payment practice, discount, or waiver of payment not prohibited by the federal Anti-Kickback Statute or the safe harbor regulations, and certain payment, compensation, or financial arrangements within a group practice. The Company believes its activities fit within exceptions to the Patient Brokering Law, however, until the new law has been subjected to judicial and/or regulatory interpretations, there can be no assurances given that the Company's activities will be found to be in compliance, if challenged.

         Significant prohibitions against physician referrals were enacted by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, commonly known as "Stark II," amended prior physician self-referral legislation known as "Stark I" by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. Effective January 1, 1995, Stark II prohibits, subject to certain exceptions, including a group practice exception, a physician from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician or immediate family member has an ownership or investment interest or with which the physician has entered into a compensation arrangement. The designated health services include clinical laboratory services, radiology and other diagnostic services, radiation therapy services, physical and occupational therapy services, durable medical equipment, parenteral and enteral nutrients, equipment and supplies, prosthetics, orthotics, outpatient prescription drugs, home health services, and inpatient and outpatient hospital services. The penalties for violating Stark II include a prohibition on payment by these government programs and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme." The Stark legislation is broad and ambiguous. Interpretive regulations clarifying the provisions of Stark II have not been issued. Florida has also enacted similar self-referral laws. The Florida Patient Self-Referral Act of 1992 severely restricts patient referrals for certain services by physicians with ownership or investment interests, requires disclosure of physician ownership in businesses to which patients are referred and places other regulations on health care providers. While the Company believes it is in compliance with the Florida and Stark legislation, and their exceptions, future laws, regulations or interpretations of current law could require the Company to modify the form of its relationships with physicians and ancillary service providers. Moreover, the violation of Stark I or II or the Florida Patient Self-Referral Law of 1992 by the Company's Physician group could result in significant fines and loss of reimbursement which would adversely affect the Company.

         As a result of the continued escalation of health care costs and the inability of many individuals to obtain health insurance, numerous proposals have been or may be introduced in the U.S. Congress and state legislatures relating to health care reform. There can be no assurance as to the ultimate content, timing or effect of any health care reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material on the Company.

Employees

         As of June 29, 1998, the Company had 130 full-time and 5 part-time employees. Of the total, 13 were employed at the Company's corporate office and 8 at the Company's billing subsidiary MetBilling Group, Inc. No employee of the Company is covered by a collective bargaining agreement or is represented by a labor union. The Company considers its employee relations to be good.

Description of Property

         The Company's Executive offices are located at 5100 Town Center Circle, Suite 560, Boca Raton, Florida 33486 where it occupies 3,800 square feet and a monthly rental of approximately $8,836 pursuant to a sublease expiring April 15, 2000.

         MetBilling Group, Inc. occupies approximately 2,490 square feet in Boca Raton, Florida 33486, at a monthly rental of approximately $3,321, which lease expires on April 15, 2000.

         Magnetic Imaging Systems, I, Ltd. also leases approximately 4,656 square feet for diagnostic facilities located in Fort Lauderdale, Florida at a monthly rental rate of approximately $14,126 which lease expires April 30, 1999 and is leased from Dr. Kagan, a Director of the Company.

         The Company also leases approximately 5,000 square feet for diagnostic facilities in Fort Lauderdale, Florida at a monthly rate of approximately $7,395 which lease expires January 31, 1999 and is leased from KFK Enterprises, Inc., a corporation in which Dr. Kagan is the largest shareholder and a director of the Company.

         None of the Company's properties, except as otherwise indicated, are leased from affiliates.

Legal Proceedings

         The Company is not a party to any material legal proceedings and, to the best of the Company's information, knowledge and belief, none is contemplated or has been threatened, other than stated below.

         Datascan and the Company have been named as defendants in a lawsuit wherein a former Datascan employee is alleging employment discrimination. The lawsuit seeks unspecified punitive and economic damages. The Company believes that these claims are without merit, and intends to vigorously defend this action. At this time, the Company is unable to estimate the possible loss or range of loss that would occur if this action were judged unfavorably.

         On September 25, 1996, pursuant to a merger agreement ("FRSI Agreement"), the Company, acquired Florida Rehabilitation Services, Inc. ("FRSI") and Southeast Medical Staffing, Inc. ("SMSI" and collectively "FR Group") from the sole shareholder of both companies. On December 31, 1996, the Company has rescinded this transaction as a result of the Company's belief that a breach of the agreement has occurred and requested the return of all consideration paid. In connection therewith, the Company has cancelled the shares of common stock issued as part of the purchase price and will take all action necessary for the return of all cash and other expenses paid in connection with the transaction. The merger transaction is not reflected in the financial statements and the common stock is not considered to be outstanding at June 30, 1997. During the year ended June 30, 1997, the Company reserved approximately $72,000 of advances incurred in connection with this transaction.

         On or about June 24, 1997, the Company and Met Rehab Group, Inc. (collectively the "Plaintiffs") instituted an action against FRSI, SMSI and Frederick J. Kunen ("Kunen") (collectively the "Defendants") whereby the Company is seeking damages against the Defendants in excess of $15,000 for fraud in the inducement and for breach of the FRSI Agreement. The Company is also seeking a rescission of the FRSI Agreement. The Plaintiffs have obtained a Default Judgment against SMSI. On or about December 3, 1997, Kunen filed a Counterclaim asserting causes of action against the Company for breach of promissory note, fraud in the inducement, and securities fraud under Chapter 517 of the Florida Statutes. The Company filed a Motion to Dismiss Kunen's Counterclaim on or about May 18, 1998 which has not yet been heard. The Company intends to vigorously litigate this action and to defend the claims brought against it by Kunen.

         In January 1997, a medical billing group filed a complaint against the company and FR Group claiming breach of a funding and security agreement, and economic damages of approximately $150,000 plus treble damages of approximately $208,000. Although the Company believes it has meritorious defenses against the suit, the ultimate resolution of the matter could result in a material loss to the Company.

         EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS SET FORTH IN THIS PROSPECTUS ARE FORWARD LOOKING AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DESCRIBED FOR A VARIETY OF FACTORS. SUCH FACTORS COULD INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS" IN THE COMPANY'S FORM 10KSB ANNUAL REPORT FILED FOR THE FISCAL YEAR ENDING JUNE 30, 1997, AS WELL AS THOSE DISCUSSED ELSEWHERE IN OTHER PUBLIC FILINGS MADE BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION. FORWARD LOOKING STATEMENTS INCLUDE THE COMPANY'S STATEMENTS REGARDING LIQUIDITY, ANTICIPATED CASH NEEDS AND AVAILABILITY, AND ANTICIPATED EXPENSE LEVELS IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." ALL FORWARD LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD LOOKING STATEMENTS. IT IS IMPORTANT TO NOTE THAT THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD LOOKING STATEMENTS.

                            SELLING SECURITY HOLDERS

Securities Purchase Agreements

         The Series A Preferred Stock was acquired by the Selling Security Holder pursuant to the terms of a Regulation D Stock Purchase Agreement dated July 1997 ("Securities Purchase Agreement"). The Series A Preferred Stock bears a 10% dividend. The Series A Preferred Stock is currently convertible into the Company's Common Stock. The Preferred Stock carries no voting rights. The stated value of the Preferred Stock is $100 per share.

         The Series A Preferred Stock is convertible subject to adjustment, into shares of Common Stock of the Company at the lower of (i) 85% the average of the average closing bid price of the Company's Common Stock on the NASDAQ SmallCap Market (or on the principal securities exchange on which the Company's Common Stock is then traded) during the 10 trading days prior to the date of conversion; or (ii) $6.00 per share.

         The Company has retained the option to deny conversion of the Series A Preferred Stock, at which time the holder shall be entitled to receive and the Company shall pay additional cumulative dividends at the rate per share (as a percentage of the stated value) equal to 5% per annum, and together with the initial dividend rate, to equal 15% per annum payable under the same terms as the initial dividends, until conversion is permitted.

         In addition, holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share, as a percentage of the Stated Value equal to five (5%) percent per annum, payable, in cash or shares of Common Stock (subject to the terms and conditions hereof) at the option of the Company quarterly in arrears, but in no event later than conversion applicable to such share of Series A Preferred Stock. Dividends on the Series A Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing the date of issuance and shall be deemed to accrue on such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The party that holds the Series A Preferred Stock of record on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series A Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Series A Preferred Stock, such payment shall be distributed ratably among the holders of the Series A Preferred Stock based upon the number of shares held by each holder.

         Pursuant to the Stock Purchase Agreement, the Company agreed to file a Registration Statement registering the resale by the Selling Security Holders of the Shares underlying the Preferred Stock. The Registration Statement has been filed by the Company to fulfill these obligations to the Selling Security Holder under the Stock Purchase Agreement. The Company is required to maintain the effectiveness of the Registration Statement covering the resale of the Shares of the Selling Security Holder until the earlier of (i) the date on which the Selling Security Holder may sell all of their Shares without restriction pursuant to Rule 144(k) promulgated under the Securities Act of 1933, or (ii) the date on which the Selling Security Holder has sold all of their Shares included in the Prospectus and none of the shares of the Preferred Stock.

         The Company has agreed to indemnify the Selling Security Holder against any liabilities under the Securities Act of 1933 or otherwise, arising out of or based upon any untrue or alleged untrue statement of a material fact in the Registration Statement or this Prospectus or by any omission of a material fact required to be stated therein except to the extent that such liabilities arise out of or are based upon any untrue or alleged untrue statement or omission in any information furnished in writing to the Company by the Selling Security Holders expressly for use in the Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to its Certificate of Incorporation and By-laws, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         Pursuant to the terms of the Stock Purchase Agreement, a Holder may not convert Preferred Stock if, as a result of such conversion, the shares of Common Stock beneficially owned by the Holder would exceed 4.9% (the "Percentage") of the outstanding shares of Common Stock of the Company (the "4.9% Restriction"). Notwithstanding, the converting Holder or Holders may waive the applicability of the 4.9% Restriction (the "Waiver") by providing notice to the Company of such Holder or Holders intent to waive such restriction. In no event may the holders convert Preferred Stock if the total number of shares of Common Stock issuable upon conversion would exceed the maximum number of shares of Common Stock that the Company could, without stockholder approval, issue pursuant to Nasdaq Rule 4460(i)(l)(d)(ii).

         The Series B Preferred Stock and related Warrants were acquired by the Selling Security Holder pursuant to the terms of a Regulation D Securities Purchase Agreement dated April 27, 1998 ("Securities Purchase Agreement"). The Series B Preferred Stock bears a 5% dividend. The Series B Preferred Stock is immediately convertible into the Company's Common Stock. The Preferred Stock carries no voting rights. The stated value of the Preferred Stock is $1,000 per share.

         The Preferred Stock is immediately convertible, subject to adjustment, into shares of Common Stock of the Company at the lower of (i) 90% of the average of the two (2) lowest closing bid prices of the Company's Common Stock on the NASDAQ SmallCap Market (or on the principal securities exchange on which the Company's Common Stock is then traded) during the twelve (12) trading days prior to the date of conversion; or (ii) $4.00 per share ("Conversion Rate").

         Provided that a registration statement is effective and the Company is not subject to redeem the Series B Preferred Stock, any shares of Preferred Stock which are outstanding on April 24, 2003 will be automatically converted at the Conversion Rate.

         Upon the happening of a Mandatory Redemption Event (as described in "Description of Securities - Series B Preferred Stock"), at the option of the holders of at least fifty (50%) percent of the then outstanding Series B Preferred Stock, the Corporation will be required to redeem each of the holders shares of Series B Preferred Stock for an amount equal to (1) 120% multiplied by the sum of the Stated Value of the shares to be redeemed; or (2) the "parity value" of the shares to be redeemed, where parity value means the product of (a) the number of shares of Common Stock issuable upon conversion of such shares, multiplied by (b) the Closing Price for the Common Stock on such "Conversion Date."

         Pursuant to the terms of the Securities Purchase Agreement, the Holder also received Five Year Warrants (the "Warrants") to purchase 120,000 shares of Common Stock of the Company at $4.00 and 120,000 shares of Common Stock of the Company at $5.00.

         The Warrants are exercisable at any time from April 27, 1998 to April 27, 2003. The Warrants also include a cashless exercise option ("Cashless Exercise Option") applicable only if the Company fails to have an effective registration statement. As a result of the Cashless Exercise Option, the Holders thereof will be entitled to receive a number of shares of Common Stock calculated by multiplying the number of shares of Common Stock for which the Warrant is being exercised by a fraction, the numerator of which shall be the difference between the then current Market Price per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current Market Price per share of Common Stock.

         Pursuant to the terms of the Securities Purchase Agreement, a Holder may not convert Preferred Stock if, as a result of such conversion, the shares of Common Stock beneficially owned by the Holder would exceed 4.9% (the "Percentage") of the outstanding shares of Common Stock of the Company (the "4.9% Restriction"). Notwithstanding, the converting Holder or Holders may waive the applicability of the 4.9% Restriction (the "Waiver") by providing notice to the Company of such Holder or Holders intent to waive such restriction. In no event may the holders convert Preferred Stock if the total number of shares of Common Stock issuable upon conversion would exceed the maximum number of shares of Common Stock that the Company could, without stockholder approval, issue pursuant to Nasdaq Rule 4460(i)(l)(d)(ii).

         The Company has also agreed not to issue any equity securities for cash in private capital raising transactions at a discount to current market without obtaining the prior written approval of Holders holding a majority of the purchase price of the Series B Preferred Stock then outstanding. In addition, the Company has agreed that through April 27, 1999, the Company will not, without the prior written consent of each Holder, issue or sell, or agree to issue or sell, any equity or debt securities of the Company or any of its subsidiaries (or any security convertible into or exercisable or exchangeable, directly or indirectly, for equity or debt securities of the Company or any of its subsidiaries) unless the Company shall have first delivered to each Holder at least 15 days prior to the closing of such future offerings a written notice describing such future offering and providing each Holder and its affiliates an option during the 10-day period following delivery of such notice to purchase up to the full amount of the securities being offered in the future offering on such terms as contemplated by such future offering. Such restrictions on capital raising activities of the Company do not apply to any transaction involving issuances of securities in connection with a merger, consolidation, acquisition or sale of assets, in connection with any strategic partnership or joint venture, the disposition or acquisition of a business, equity component of a bona fide senior lending arrangement, product or license by the Company or exercise of options by employees, consultants or directors of the Company. In addition, these capital raising limitations will not apply to underwritten public offerings, the exercise or conversion of existing options, warrants or convertible securities, the grant of options or warrants under any stock option or restricted stock plan for the benefit of the Company's employees, directors and consultants.

         In connection with distributions of the Shares, the Holders have agreed that during the period from the date hereof to the date that all shares of Preferred Stock owned by such Holder are either converted in full or redeemed by the Company or otherwise disposed of by the Holder, the Holder shall not engage in short sales or other hedging transactions with respect to the Common Stock. However, a Holder may enter into such transactions involving a number of shares of Common Stock not to exceed the number of Shares for which a Conversion Notice has been submitted to the Company.

         Pursuant to the Registration Rights Agreement with the holder of the Series B Preferred Stock and Warrants, the Company agreed to file a Registration Statement registering the resale by the Holder of the Shares underlying the Series B Preferred Stock and the Warrants. The Registration Statement has been filed by the Company to fulfill these obligations to the Holder under the Registration Rights Agreement. The Company is required to maintain the effectiveness of the Registration Statement covering the resale of the Shares of the Holder until the earlier of (i) the date on which the Holder may sell all of their Shares without restriction pursuant to Rule 144(k) promulgated under the Securities Act of 1933, or (ii) the date on which the Holder has sold all of their Shares included in the Prospectus and none of the shares of the Series B Preferred Stock and the Warrants remain outstanding.

         The Company has agreed to indemnify the Holder against any liabilities under the Securities Act of 1933 or otherwise, arising out of or based upon any untrue or alleged untrue statement of a material fact in the Registration Statement or this Prospectus or by any omission of a material fact required to be stated therein except to the extent that such liabilities arise out of or are based upon any untrue or alleged untrue statement or omission in any information furnished in writing to the Company by the Selling Security Holders expressly for use in the Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to its Certificate of Incorporation and By-laws, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         The following table sets forth the name of the Selling Security Holders, the amount of shares of Common Stock held directly or indirectly or underlying the Series A Preferred Stock, Series B Preferred Stock and the Warrants as of June 29, 1998 to be offered by the Selling Security Holders and the amount to be owned by the Selling Security Holders following sale of such shares of Common Stock. As of June 29, 1998, there were 6,184,569 outstanding shares of Common Stock of the Company.

                                                                   Shares to be
Name of Selling                   Number of         Shares to       Owned After
Security Holders               Shares Owned(3)    be Offered(3)      Offering
----------------               ---------------    -------------    ------------

Neal Jay Tolar, Ph.D.(1)            496,700           427,100         69,600

Pangaea Fund, Ltd.(2)             1,155,200         1,155,200             -0-


(1) Includes 427,100 shares of Common Stock issuable upon the conversion of 5,000 shares of Series A Preferred Stock. Address is 1818 South Highway 441, Apopka, FL 32703.

(2) Includes 915,200 shares of Common Stock issuable upon the conversion of 1,200 shares of Series B Preferred Stock and 240,000 shares of Common Stock issuable upon the exercise of the Warrants. Address is Windermere House, 404 East Bay Street, P.O. Box 55-6238, Nassau, Bahamas.

(3) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Security Holder. The actual number of shares of Common Stock issuable upon conversion of Series A Preferred Stock and Series B Preferred Stock is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock. The actual number of shares of Common

Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock and exercise of the Warrants by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act. Pursuant to the terms of the Series A Preferred Stock, if the Series A Preferred Stock had been actually converted on June 29, 1998, the conversion price would have been $2.54 (85% of the average closing bid price of the Common Stock for the ten (10) trading days immediately preceding such date) at which price the Series A Preferred Stock would have been converted into approximately 213,550 shares of Common Stock. Pursuant to the terms of the Series B Preferred Stock, if the Series B Preferred Stock had been actually converted on June 26, 1998, the conversion price would have been $2.65 (90% of the average of the two (2) daily low trading prices of the Common Stock for the twelve (12) trading days immediately preceding such date) at which price the Series B Preferred Stock would have been converted into approximately
457,600 shares of Common Stock.

         The Warrants are exercisable into 240,000 shares of Common Stock at an exercise price of $4.00 and 120,000 shares of Common Stock at an exercise price of $5.00. Pursuant to the terms of the Series B Preferred Stock are convertible and the Warrants are exercisable by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying unconverted shares of Series B Preferred Stock or unexercised portions of the Warrants) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of Common Stock set forth in the table for this Selling Stockholder exceeds the number of shares of Common Stock that this Selling Stockholder could own beneficially at any given time through their ownership of the Series B Preferred Stock and the Warrants. In that regard, beneficial ownership of this Selling Stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

         The Company has agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the shares issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock and upon exercise of the Warrants including, but not limited to, all expenses and fees of preparing, filing and printing the Registration Statement and Prospectus and related exhibits, amendments and supplements thereto and mailing of such items. The Company will not pay selling commissions and expenses associated with any such sales by the Selling Security Holders. Sales of the shares of Common Stock may be made from time to time by or for the account of the Selling Security Holders in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices.

                              PLAN OF DISTRIBUTION

         The Shares being offered by the Selling Security Holders or their respective pledgees, donees, transferees or other successors in interest, will be sold in one or more transactions (which may involve block transactions) on the NASDAQ SmallCap Market or on such other market on which the Common Stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the Shares, short sales or any combination thereof. The sale price to the public may be the combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Security Holders determine from time to time. The Shares may also be sold pursuant to Rule 144. The Selling Security Holders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of Shares if they deem the purchase price to be unsatisfactory at any particular time.

         The Selling Security Holders of their respective pledgees, donees, transferees or other successors in interest, may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the Selling Security Holders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. It is possible that a Selling Security Holders will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the Shares offered hereby will be issued to, or sold by, the Selling Security Holders. The Selling Security Holders and any brokers, dealers or agents, upon effecting the sale of any of the Shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

         The Selling Security Holders, alternatively, may sell all or any part of the Shares offered hereby through an underwriter. No Selling Security Holders has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a Selling Security Holders enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this Prospectus.

         The Selling Security Holders and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Security Holders or any other such person. The foregoing may affect the marketability of the Shares.

         The Company has agreed to indemnify the Selling Security Holders, or their transferees or assignees, against certain liabilities, including liabilities under the

Securities Act, or to contribute to payments the Selling Security Holders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the selling stockholders.

         The Company has agreed to pay all fees and expenses incident to the registration of the securities registered hereby except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the selling stockholders.

                            DESCRIPTION OF SECURITIES

         The Company is currently authorized to issue up to 40,000,000 shares of Common Stock, $.001 par value per share, of which 6,184,569 shares were outstanding as of the date hereof. The Company is authorized to issue up to 10,000,000 shares of Preferred Stock, $.001 par value per share, of which 30,000 shares have been designated as Series A Preferred Stock, and 5,000 of which were outstanding as of the date hereof, and 7,000 shares have been designated as Series B Preferred Stock and 1,200 shares of which were outstanding as of the date hereof.

Common Stock

         The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, will be duly authorized, validly issued, fully paid and nonassessable.

Market for Common Equity and Related Stockholder Matters

         The Company's Common Stock and Warrants are currently traded on the NASDAQ SmallCap Market ("NASDAQ") under the symbols "MDPA" and "MDPAW." The following table sets forth, since the Company's initial public offering on February 14, 1997, the high and low closing sales prices for the Common Stock and Warrants, as reported by NASDAQ:

                                                 Common Stock                           Warrants
                                                 ------------                           --------
                                            High              Low                 High           Low
                                            ----              ---                 ----           ---
1997
Third Quarter.......................        $7.56             $3.56               $2.75          $1.00
   (ended March 31, 1997)
Fourth Quarter......................        $5.37             $3.18               $1.28          $0.50
   (ended June 30, 1997)

1998
First Quarter.......................        $6.13             $3.38               $ .97          $ .44
   (ended September 30, 1997)
Second Quarter......................        $7.38             $5.63               $1.06          $ .53
   (ended December 31, 1997)
Third Quarter.......................        $6.13             $2.50               $ .66          $ .25
   (ended March 31, 1998)
Fourth Quarter......................        $4.06             $2.75               $ .59          $ .31
   (ended June 29, 1998)


         The Company has not declared or paid any dividends on Common Stock. The Company presently intends to invest its earnings, if any, in the development and growth of its operations.

         As of June 29, 1998, there were 1,040 record holders of the Company's Common Stock.

Preferred Stock

         The Company is authorized to issue 10,000,000 shares of Preferred Stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

         The Board of Directors has designated 30,000 shares of Preferred Stock as Series A Convertible Preferred Stock of which 5,000 are currently outstanding. The Board of Directors has also designated 7,000 shares of Preferred Stock as Series B Convertible Preferred Stock of which 1,200 shares are currently issued and outstanding.

Series A Preferred Stock.

         Designation and Number of Shares. The Company has designated 30,000 shares of its Preferred Stock as "Series A Preferred Stock" of a par value of $.001 per share of which 5,000 shares are issued and outstanding.

         Dividend Rights. Holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share, as a percentage of the stated value of $100 per share ("Stated Value") equal to 10% percent per annum ("Initial Dividends"), payable, in cash or shares of Common Stock (subject to the terms and conditions hereof) at the option of the Company quarterly in arrears, but in no event later than conversion applicable to such share of Series A Preferred Stock.

         Conversion.

                  (a) Each share of Series A Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio (as defined herein) at the option of the holder in whole or in part as at any time after the expiration of the 360th day after the date of issuance. "Conversion Ratio" means, at any time, a fraction, of which the numerator is Stated Value plus accrued but unpaid dividends (including any accrued but unpaid interest thereon) but only to the extent not paid in shares of Common Stock in accordance with the terms hereof, and of which the denominator is the Conversion Price at such time. The Company shall have the right to deny conversion of the Series A Preferred Stock, at which time the holder shall be entitled to receive and the Company shall pay additional cumulative dividends at the rate per share (as a percentage of the Stated Value) equal to 5% per annum, and together with the Initial Dividend rate, to equal fifteen (15%) percent per annum payable under the same terms as the Initial Dividends.

                  (b) The conversion price for each share of Series A Preferred Stock (the "Conversion Price") in effect on any conversion date shall be the lesser of (a) 85% of the average closing bid price of the Common Stock reported by the principal exchange on which the Common Stock is traded, the NASDAQ Small Cap Market or any other exchange the Common Stock is then traded, for the ten (10) trading days immediately preceding the Conversion Date, or (b) $6.00.

                  (c) The Conversion Price will be subject to adjustment in certain events, including (i) the issuance of capital stock as a dividend or distribution on Common Stock, (ii) subdivision, combinations, reverse stock splits and reclassification of the Common Stock, (iii) the fixing of a record date for the issuance to all holders of Common Stock of rights or warrants entitling them (for a period expiring within 45 days of such record date) to subscribe for Common Stock and (iv) the fixing of a record date for the distribution to all holders of Common Stock of evidence of indebtedness or assets (other than cash dividends) of the Company or subscription rights or warrants (other than those referred to above).

         Redemption. The Company shall have the right, exercisable at any time upon ten (10) trading days notice to the holders of the Series A Preferred Stock given at any time after the expiration of two years after the date of issuance to redeem, from funds legally available therefor at the time of such redemption, all or any portion of the shares of Series A Preferred Stock which have not previously been converted or redeemed, at a price equal to 105% of the product of (i) the number of shares of Preferred Stock then held by the holder, and (ii) the Stated Value.

         Voting Rights. Except as provided by law, the Series A Preferred Stock shall not be entitled to vote on matters submitted to a vote of the shareholders of the Company.

         Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, holders of the Series A Preferred Stock shall be entitled to receive, after due payment or provision for payment for the debts and other liabilities of the Company, a liquidating distribution before any distribution may be made to holders of Common Stock of the Company. The holders of the Series A Preferred Stock outstanding shall be entitled to receive an amount equal to the Stated Value, plus declared dividends to the date of the final distribution, whether or not such liquidation, dissolution or winding up is voluntary or involuntary on the part of the Company.

         Miscellaneous.  The Series A Preferred Stock has no preemptive rights.

Series B Convertible Preferred Stock

         Designation and Amount. The Company has designated 7,000 shares of Preferred Stock as Series B Preferred Stock with the stated value as One Thousand Dollars ($1,000) per share (the "Stated Value").

         Rank. The Series B Preferred Stock shall rank (i) prior to the Company's common stock, par value $.001 per share (the "Common Stock"); (ii) prior to any class or series of capital stock of the Company hereafter created (unless, with the consent of the holders of Series B Preferred Stock, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series B Preferred Stock) (collectively, with the Common Stock, "Junior Securities");
(iii) pari passu with any class or series of capital stock of the Company hereafter created (with the consent of the holders of Series B Preferred Stock) specifically ranking, by its terms, on parity with the Series B Preferred Stock ("Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Company hereafter created (with the consent of the holders of Series B Preferred Stock obtained in accordance with Article IX hereof) specifically ranking, by its terms, senior to the Series B Preferred Stock ("Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

         Dividend Rights. Holders of the Series B Preferred Stock shall be entitled to receive, whether or not declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share, as a percentage of the stated value of $1,000 per share ("Stated Value") equal to 5% percent per annum ("Initial Dividends"), payable, in cash or shares of Common Stock (subject to the terms and conditions hereof) at the option of the Company quarterly in arrears, but in no event later than conversion applicable to such share of Series B Preferred Stock.

         Liquidation Preference

                  (a) At the option of any holder of Series B Preferred Stock, upon the sale, conveyance or disposition of all or substantially all of the assets of the Company, the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or the consolidation, merger or other business combination of the Company with or into any other entity when the Company is not the survivor shall either: (i) be deemed to be a liquidation, dissolution or winding up of the Company pursuant to which the Company shall be required to distribute upon consummation of such transaction an amount equal to 120% of the Liquidation Preference with respect to each outstanding share of Series B Preferred Stock or (ii) be treated pursuant to the provisions under "Conversion at the Option of the Holder" described herein.

                  (b) For purposes hereof, the "Liquidation Preference" with respect to a share of the Series B Preferred Stock shall mean an amount equal to the sum of (i) the Stated Value thereof plus (ii) and amount equal to five percent (5%) per annum of such Stated Value for the period beginning on the date of issuance of the Series B Preferred Stock (the "Issue Date") and ending on the date of final distribution to the holder thereof (prorated for any portion of such period).

         Redemption

                  (a) If any of the following events (each, a "Mandatory Redemption Event") shall occur:

                           (i) The Company fails to issue shares of Common Stock
to the holders of Series B Preferred Stock upon exercise by the holders of their conversion rights fails to transfer or to cause its transfer agent to transfer any certificate for shares of Common Stock issued to the holders upon conversion of the Series B Preferred Stock as and when required, fails to remove any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate or any shares of Common Stock issued to the holders of Series B Preferred Stock upon conversion of the Series B Preferred Stock, or fails to fulfill its obligations pursuant to certain Sections of the Purchase Agreement therefor and any such failure shall continue uncured for ten (10) business days;

                           (ii) In connection with the Securities Purchase
Agreement dated April 24, 1998, the Company fails to obtain effectiveness with the Securities and Exchange Commission (the "SEC") of a Registration Statement registering the shares of Common Stock underlying the Series B Preferred Stock prior to October 31, 1998 or such Registration Statement lapses in effect (or sales otherwise cannot be made thereunder, whether by reason of the Company's failure to amend or supplement the prospectus included therein for more than thirty (30) consecutive days or sixty (60) days in any twelve (12) month period after such Registration Statement becomes effective. In connection with shares of Series B Preferred Stock issued pursuant to any other securities purchase agreement the Corporation fails to obtain effectiveness with the Securities and Exchange Commission (the "SEC") of the Registration Statement (as defined in the Registration Rights Agreement) prior to the expiration of six (6) months from the date of issuance of the Series B Preferred Stock or such Registration Statement lapses in effect (or sales otherwise cannot be made thereunder, whether by reason of the Company's failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement or otherwise) for more than thirty (30) consecutive days or sixty (60) days in any twelve (12) month period after such Registration Statement becomes effective;

                           (iii) The Company shall make an assignment for the
benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or such a receiver or trustee shall otherwise be appointed;

                           (iv) Bankruptcy, insolvency, reorganization or
liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company;

                           (v) The Company shall fail to maintain the listing of
the Common Stock on the Nasdaq National Market, the Nasdaq SmallCap Market ("Nasdaq SmallCap"), the New York Stock Exchange or the American Stock Exchange and such failure shall remain uncured for at least ten (10) business days, then, upon the occurrence and during the continuation of any Mandatory Redemption Event, the Company shall purchase each holder's shares of Series B Preferred Stock for an amount per share equal to the greater of (1) 120% multiplied by the sum of (a) the Stated Value of the shares to be redeemed ^ (the "Mandatory Redemption Date"), and (2) the "parity value" of the shares to be redeemed, where parity value means the product of (a) the number of shares of Common Stock issuable upon conversion of such shares multiplied by (b) the Closing Price for the Common Stock on such "Conversion Date" (the greater of such amounts being referred to as the "Mandatory Redemption Amount").

                  In the case of a Mandatory Redemption Event, if the Company fails to pay the Mandatory Redemption Amount for each share within five (5) business days of written notice that such amount is due and payable, then (assuming there are sufficient authorized shares) in addition to all other available remedies, each holder of Series B Preferred Stock shall have the right at any time, so long as the Mandatory Redemption Event continues, to require the Company, upon written notice, to immediately issue in lieu of the Mandatory Redemption Amount, with respect to each outstanding share of Series B Preferred Stock held by such holder, the number of shares of Common Stock of the Company equal to the Mandatory Redemption Amount divided by the Conversion Price then in effect.

                  (b) If the Series B Preferred Stock ceases to be convertible as a result of the limitations described under "Conversion at the Option of the Holder" described herein (a "19.99% Redemption Event"), and the Company has not prior to, or within thirty (30) days of, the date that such 19.99% Redemption Event arises, (i) obtained approval of the issuance of the additional shares of Common Stock by the requisite vote of the holders of the then-outstanding Common Stock (not including any shares of Common Stock held by present or former holders of Series B Preferred Stock that were issued upon conversion of Series B Preferred Stock); or (ii) received other permission pursuant to Nasdaq Marketplace Rule 4460(i) allowing the Company to resume issuances of shares of Common Stock upon conversion of Series B Preferred Stock, then the Company shall be obligated to redeem immediately all of the then outstanding Series B Preferred Stock, in accordance with this Article 5(b). An irrevocable Redemption Notice shall be delivered promptly to the holders of Series B Preferred Stock at their registered address appearing on the records of the Company and shall state
(1) that 19.99% of the Outstanding Common Amount (as defined herein) has been issued upon exercise of the Series B Preferred Stock; (2) that the Company is obligated to redeem all of the outstanding Series B Preferred Stock; and (3) the Mandatory Redemption Date, which shall be a date within five (5) business days of the date of the Redemption Notice. On the Mandatory Redemption Date, the Company shall make payment of the Mandatory Redemption Amount (as defined in Article 5(a) above) in cash. If the Company fails to redeem in accordance with the provisions hereof, in addition to all other remedies available to the holders of the Series B Preferred Stock, upon request of a majority-in-interest of the Series B Preferred Stock, the Company shall terminate the listing of its Common Stock on Nasdaq SmallCap (and any other exchange or quotation system with a rule substantially similar to Rule 4460(i)) and cause its Common Stock to be eligible for trading on the over-the-counter electronic bulletin board.

                  (c) So long as no Mandatory Redemption Event shall have occurred and be continuing, the Company shall have the right, on the date which is the third (3rd) anniversary of the date on which the Registration Statement is declared effective by the SEC, exercisable on not less than twenty (20) Trading Days prior written notice to the holders of Series B Preferred Stock, to redeem all of the outstanding shares of Series B Preferred Stock in accordance herewith. If the Company exercises its right to redeem the Series B Preferred Stock, the Company shall make payment to the holders of an amount in cash (the "Optional Redemption Amount") equal to 120% ^ of the Stated Value of the shares of Series B Preferred Stock to be redeemed plus any unpaid dividends for each share of Series B Preferred Stock then held.

         Conversion at the Option of the Holder

                  (a) Each holder of shares of Series B Preferred Stock may, convert any or all of the shares of Series B Preferred Stock into Common Stock as follows (an "Optional Conversion"). Each share of Series B Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (1) ^ the Stated Value thereof ^ by
(2) the then effective Conversion Price (as defined below). ^

                  (b) The "Conversion Price" shall be the lesser of the Market Price (as defined herein) and the Fixed Conversion Price (as defined herein), subject to certain adjustments as described herein. "Market Price" shall mean the average of the two (2) lowest Closing Bid Prices during the twelve (12) consecutive Trading Day period ending one (1) Trading Day prior to the date (the "Conversion Date") the Conversion Notice is sent by a holder to the Company via facsimile (the "Pricing Period"). The "Fixed Conversion Price" shall mean $4.00.

                  Notwithstanding anything contained in the foregoing the Conversion Prices subject to certain adjustments including in the event of merger, consolidation, stock dividends, stock splits as set forth in the Company's Articles of Incorporation.

         Automatic Conversion

         So long as a Registration Statement cover the Common Stock underlying the Series B Preferred Stock is effective and there is not then a continuing Mandatory Redemption Event, each share of Series B Preferred Stock issued and outstanding on

April 24, 2003, subject to any adjustment (the "Automatic Conversion Date"), automatically shall be converted into shares of Common Stock on such date at the then effective Conversion Price in accordance with, and subject to, the provisions of Article VI hereof (the "Automatic Conversion"). The Automatic Conversion Date shall be delayed by one (1) Trading Day each for each Trading Day occurring prior thereto and prior to the full conversion of the Series B Preferred Stock that (i) sales cannot be made pursuant to the Registration Statement (whether by reason of the Company's failure to properly supplement or amend the prospectus included therein in accordance with the terms of the Registration Rights Agreement or otherwise including any Allowed Delays; or (ii) any Default Event exists, without regard to whether any cure periods shall have run.

         Voting Rights

         The holders of the Series B Preferred Stock have no voting power whatsoever, except as otherwise provided by the Florida Company Law ("FCL").

         Protective Provisions

         So long as shares of Series B Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by the FCL) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock: (a) alter or change the rights, preferences or privileges of the Series B Preferred Stock or any Senior Securities so as to affect adversely the Series B Preferred Stock; (b) create any new class or series of capital stock having a preference over the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company; (c) create any new class or series of capital stock ranking pari passu with the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company; (d) increase the authorized number of shares of Series B Preferred Stock; or (e) do any act or thing not authorized or contemplated by the terms of the Series B Preferred Stock which would result in taxation of the holders of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

Warrants

         As of the date hereof, the Company has 2,834,625 warrants issued and outstanding pursuant to the Company's initial public offering on February 14, 1998. The warrants were issued in registered form pursuant to an agreement (the "Warrant Agreement") between the Company and Florida Atlantic Stock Transfer, Inc., as Warrant Agent. Reference is made to said Warrant Agreement for a complete description of the terms and conditions therein (the description herein contained being qualified in its entirety by reference thereto). Each warrant entitles the registered holder thereof to purchase one share of Common Stock, at a price of $7.00, subject to adjustment in certain circumstances, at any time until March 3, 2001. After the expiration date, the Warrantholders shall have no further rights. The warrants are redeemable by the Company for $.05 per warrant, at any time upon thirty (30) days' prior written notice, provided (i) the average closing bid price of the Common Stock, as reported by the principal exchange on which the Common Stock is traded, the Nasdaq SmallCap Market or the National Quotation Bureau, Incorporated, as the case may be, equals or exceeds $12.00 per share for any ten
(10) consecutive trading days ending within ten (10) days prior to the date of the notice of redemption, and (ii) the Company has at the time notice of redemption is given an annualized run rate (as hereinafter defined) of revenues of $20,000,000 for a minimum of one quarter as evidenced by the filing of a Form 8-K with the Securities and Exchange Commission containing historical pro forma financial statements reflecting said revenues. Run Rate shall be defined as the combined gross revenue on a pro forma basis of the Company's prior years gross revenue.

         As of June 26, 1998, Warrants to purchase 240,000 shares of Common Stock issued to the purchasers of the Series B Preferred Stock and exercisable over the next five years at a price of $4.00 for 120,000 shares and $5.00 for 120,000 shares (as may be adjusted from time to time under certain antidilution provisions) were outstanding. The shares of Common Stock issuable upon exercise of these Warrants are being registered pursuant to this Registration Statement.

         The Company also has outstanding options and warrants to purchase up to an aggregate of 1,411,250 shares of Common Stock at exercise prices ranging from $.10 to $18.00, substantially all of which are presently exercisable until expiration dates ranging from June 30, 1998 to June 30, 2003.

Dividend Policy

         Holders of Common Stock are entitled to receive such dividends as may be declared and paid from time to time by the Board of Directors out of funds legally available therefor. The Company intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, the Company's financial condition and such other factors as the Board of Directors may consider.

Anti-Takeover Law

         Certain provisions of the Company's Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt of the Company, which include when and by whom special meetings of the Company may be called. In addition, certain provisions of the Florida Business Corporation Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested shareholders. In addition, the Company's Articles of Incorporation authorize the issuance of up to 10,000,000 shares of Preferred Stock with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without shareholder approval, issue Preferred Stock with dividends, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In addition, the issuance of large blocks of Preferred Stock could possibly have a dilutive effect with respect to existing holders of Common Stock of the Company. The Company, however, has agreed pursuant to the terms of the Underwriting Agreement that without the consent of the Managing Underwriter it, for a period of two (2) years will not issue any shares of Preferred Stock (i) for purposes other than acquisitions from persons or entities not affiliated with the Company; (ii) which have disproportionate voting power to the shares of Common Stock; or (iii) that have rights to stock or cash dividends disproportionate to the shares of Common Stock.

         Additionally, the Company's Articles of Incorporation, Bylaws and Florida law authorize the Company to indemnify its directors, officers, employees and agents and limit the personal liability of corporate directors for monetary damages, except in certain instances. See "Description of Securities -- Certain Florida Legislation; Anti-takeover Effects of Certain Provisions of the Company's Articles of Incorporation and Bylaws."

Over-The-Counter Market

         The Company's Common Stock is traded on the NASDAQ SmallCap Market System under the symbols "MDPA" and "MDPAW," respectively.

Transfer Agent

         The Transfer Agent for the Company's shares of Common Stock is Florida Atlantic Stock Transfer, Tamarac, Florida.

                                  LEGAL MATTERS

         Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., Counsel for the Company, Fort Lauderdale, Florida.

                                     EXPERTS

         The consolidated balance sheets as of June 30, 1997 and 1996, and the consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, incorporated by reference in this prospectus, have been incorporated herein in reliance on the reports of Kaufman, Rossin & Co., P.A. independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 INDEMNIFICATION

         The Company has authority under Section 607.0850 of the Florida Business Corporation Securities Act to indemnify its directors and officers to the extent provided for in such statute. The Company's Articles of Incorporation provide that the Company shall indemnify and may insure its officers and directors to the fullest extent permitted by law.

         The provisions of the Florida Business Corporation Securities Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (i) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) deriving an improper personal benefit from a transaction; (iii) voting for or assenting to an unlawful distribution; and (iv) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

         The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore enforceable.


No dealer, salesperson or any other person has been
authorized to give any information or to make any
representations not contained in this Prospectus in
connection with this offer made hereby. If given or
made, such information or representations must not
be relied upon as having been authorized by the Company
or any Underwriter. This Prospectus does not constitute
an offer to sell or a solicitation of any offer to buy
any of the securities offered hereby in any circumstance                 1,582,000 Shares
in which such offer or solicitation would be unlawful.
Neither the delivery of this Prospectus nor any sale
made hereunder shall under any circumstances create an
implication that information herein is correct at any
time subsequent to the date of this Prospectus.                            METROPOLITAN
                                                                         HEALTH NETWORKS,
              --------------                                                   INC.



         TABLE OF CONTENTS
         -----------------

                                              Page
                                              ----

AVAILABLE INFORMATION.......................      3

INCORPORATION OF CERTAIN                                                    ----------
  INFORMATION BY REFERENCE..................      5
                                                                            PROSPECTUS
RISK FACTORS................................      6                         ----------

USE OF PROCEEDS.............................     19

THE COMPANY.................................     20

SELLING SECURITY HOLDERS....................     38

PLAN OF DISTRIBUTION........................     44

DESCRIPTION OF SECURITIES...................     45

LEGAL MATTERS...............................     55

EXPERTS.....................................     55                    ______________, 1998

INDEMNIFICATION.............................     56


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.
         -------------------------------------------

         The following table sets forth the estimated expenses, all of which are being paid by the Company, in connection with this offering.

         Legal fees and expenses............................         $6,500*
         Accounting fees and expenses.......................          1,000*
         Printing expenses..................................          3,000*
         Miscellaneous......................................          2,000*

           Total............................................        $12,500
----------------

*Estimated


Item 15. Indemnification of Directors and Officers.

         The Company has authority under Section 607.0850 of the Florida Business Corporation Securities Act to indemnify its directors and officers to the extent provided for in such statute. The Company's Articles of Incorporation provide that the Company shall indemnify and may insure its officers and directors to the fullest extent permitted by law.

         The provisions of the Florida Business Corporation Securities Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (i) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) deriving an improper personal benefit from a transaction; (iii) voting for or assenting to an unlawful distribution; and (iv) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

         The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore enforceable.

Item 16.          Exhibits.
                  --------

Exhibit           Description
-------           -----------

1.1      Form of Underwriting Agreement.(1)

3.1      Articles of Incorporation.(1)

3.2      Articles of Amendment to the Articles of Incorporation.(1)

3.3      By-laws.(1)

3.4      Article of Amendment to the Articles of Incorporation designating the Series A
         Preferred Stock. (7)

3.5      Article of Amendment to the Articles of Incorporation designating the Series B
         Preferred Stock. (7)

3.6      Articles of Amendment to the Articles of Incorporation amending the designation of the Series B Preferred Stock. (7)

4.1      Specimen Common Stock Certificate.(1)

4.2      Specimen Common Stock Purchase Warrant (issued pursuant to the
         Company's initial public offering on February 13, 1997) (1)

4.3      Underwriter's Warrant.(1)

4.4      Warrant Agreement.(1)

4.5      Specimen of Class A Warrant (issued pursuant to the Company's Private
         Placement in February 1996).(1)


                                      II-2


4.6      Stock Purchase Warrant (issued pursuant to the Securities Purchase
         Agreement dated April 27, 1998).(7)

5.1 Opinion of Atlas, Pearlman, Trop & Borkson, P.A. concerning legality of shares being registered pursuant to this Registration Statement.(7)

10.1     Stock Option Plan.(1)

10.2     Executive Employment Agreement between the Company and Noel J. Guillama.(1)

10.3     Executive Employment Agreement between the Company and Robert L. Kagan,
         M.D.(1)

10.4     Sub-Lease Agreement with the Company and Safeskin dated August 1, 1996.(1)

10.5     Purchase and Sales Agreement between the Company, Roman Fisher and Ofra
         Fisher dated August 13, 1996.(1)

10.6     Purchase and Sales Agreement between the Company and Edwin Kagan dated
         August 13, 1996.(1)

10.7     Agreement between the Company and Dr. Robert Kagan dated September 1,
         1996.(1)

10.8     Merger Agreement between the Company, Florida Rehabilitation Services, Inc.,
         Southeast Medical Staffing, Inc. and Dr. Frederick J. Kunen dated September 25,
         1996.(1)

10.9     Stock Purchase Agreement between the Company, Kenneth J. Hall, Ira P. Hall,
         Lee M. Hall and Michael Goldstein dated September 26, 1996.(1)

10.10    Assets Purchase Agreement between the Company, International Family
         Healthcare Centers, Inc. and Emergency Care Services, Inc. dated October 15,
         1996.(1)

10.11    Merger Agreement between the Company, Metcare II, Inc., Paul Wand,
         M.D., P.A., and Paul Wand dated October 24, 1996.(1)

10.12    Promissory Note dated December 23, 1993 by Datascan of Florida, Inc. to First
         Union National Bank.(1)

10.13    Promissory Note dated September 1, 1996 by the Company to Robert L. Kagan.(1)

10.14    Promissory Note dated September 1, 1996 by the Company to Robert L. Kagan.(1)

                                      II-3


10.15    Promissory Note dated September 1, 1996 by the Company to Robert L. Kagan.(1)

10.16    Promissory Note dated September 25, 1996 by the Company to Frederick J.
         Kunen.(1)

10.17    Promissory Note dated October 15, 1996 by the Company to International Family
         Healthcare Center, Inc.(1)

10.18    Executive Employment Agreement between the Company and Kenneth Hall.(1)

10.19    Executive Employment Agreement between the Company and Roman Fisher.(1)

10.20    Agreement between Mr. Guillama, Mr. Kagan and Ms. Hilderbrand.(1)

10.21    Consulting Agreement between the Company and Euro-Atlantic Securities, Inc.(1)

10.22    Consulting Agreement between the Company and Sternco, Inc.(1)

10.23    Letter of Intent between the Company and General Medical Associates, Inc.(1)

10.24    Lease Agreement between the Company and Champion Technologies of Florida,
         Inc. (1)

10.25    Letter of Intent between Martin Harrison, M.D. and Metropolitan Health Networks,
         Inc.(1)

10.26    Option Agreement between Noel J. Guillama, Bonnie Hilderbrand and Dr. Martin
         Harrison.(1)

10.27    Option Agreement between Noel J. Guillama, Bonnie Hilderbrand and
         Dr. Robert L. Kagan.(1)

10.28    Option Agreement between Noel J. Guillama, Bonnie Hilderbrand and Kenneth J.
         Hall.(1)

10.29    Merger Agreement dated August 6, 1997 by and among the Company, Metcare,
         GMA and Martin Harrison, M.D.(2)

10.30    Promissory Note dated August 6, 1997(2)

10.31    Consulting Agreement dated July 28, 1997, between the Company and Lion
         Capital(3)

10.32    Promissory Note dated August 6, 1997, by the Company to Dr. Harrison, M.D.(3)

                                      II-4


10.33    Post Effective Amendment No. 1 to Merger Agreement, dated October 1997, by and among Metropolitan Health Networks, Inc. ("Metropolitan"), Metcare III, Inc.,
         General Medical Associates, Inc. and Martin Harrison(4)

10.34 Agreement and Plan of Merger dated November 30, 1997 by and among the Company, Metcare VI, Inc. and Trident Medical Concepts, Inc. (5)

10.35    First Amendment to Merger Agreement dated January 13, 1998 by and among the
         Company, Metcare VI, Inc. and Trident Medical Concepts, Inc.(5)

10.36 Second Amendment to Merger Agreement dated February 22, 1998 by and among Trident Medical Concepts, Inc.(5)

10.37    Asset Purchase Agreement dated April 2, 1997 by and among the Company,
         Metcare VII, Inc. and Primedica Healthcare, Inc.(6)

10.38    Repurchase Election Agreement dated April 2, 1998 by and among the
         Company, Metcare VII and Primedica Healthcare, Inc.(6)

10.39    Promissory Note dated April 2, 1998.  (6)

10.40    Stock Purchase Agreement dated July 1997 between Neal Jay Tolar and the
         Company. (7)

10.41    Securities Purchase Agreement dated April 27, 1998 between Pangaea Fund Ltd.
         and the Company. (7)

10.42    Registration Rights Agreement dated April 27, 1998  between Pangaea Fund Ltd.
         and the Company. (7)

21       Subsidiaries of the Company.(1)

23.1     Consent of Kaufman, Rossin and Company.(7)

23.2     Consent of Atlas, Pearlman, Trop & Borkson, counsel for the Company
         (included in opinion filed in Exhibit 5.1).(7)

------------------

(1) Incorporated by reference to the exhibit of the same number filed with the Company's Registration Statement on Form SB-2 (No. 333-5884-A)
(2) Incorporated by reference to the Company's Current Report on Form 8-K dated August 6, 1997
(3) Incorporated by reference to the Company's Quarterly Report on Form 10-KSB for the year ended June 30, 1997

(4) Incorporated by reference to the Company's Current Report on Form 8-K/A dated August 6, 1997
(5) Incorporated by reference to the Company's Current Report on Form 8-K dated February 22, 1998
(6) Incorporated by reference to the Company's Current Report on Form 8-K dated April 2, 1998
(7)      Filed herewith

Item 17.          Undertakings.
                  ------------

         (1)      The undersigned Registrant hereby undertakes:

                  (a) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

                  (b) that, for determining any liability under the Securities Act, treat each such post-effective amendment as a new Registration Statement of the securities offered at that time shall be deemed to be the initial bona fide offering thereof; and

                  (c) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (2) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale and the State of Florida, on the 30th day of June, 1998

                                       METROPOLITAN HEALTH NETWORKS, INC.


                                       By: /s/Noel J. Guillama
                                           -------------------------------------
                                           Noel J. Guillama
                                           Chairman of the Board,
                                           Chief Executive Officer and President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                          Title                                   Date
         ---------                          -----                                   ----
                                          President, Chief Executive
                                          and Operating Officer
                                          (Principal Executive
/s/ Noel J. Guillama                      Operating Officer) and               June 30, 1998
---------------------------------         Chairman of the Board
Noel J. Guillama


                                          Executive Vice President
/s/ Donald B. Cohen                       and Chief Financial Officer
Donald B. Cohen                           (Principal Financial and             June 30, 1998
---------------------------------         Accounting Officer) and
                                          Director



---------------------------------         Director                             June __, 1998
Dr. Robert L. Kagan


/s/ Kenneth J. Hall                       Director                             June 30, 1998
---------------------------------
Kenneth J. Hall